UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCO Resources, Inc.

Notice of 2014

Annual Meeting

of Shareholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

May 22, 2014

10:00 a.m. local time

Westin Galleria Dallas

Fort Worth Ballroom 1

13340 Dallas Parkway

Dallas, Texas 75240

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

April 7, 2014

Dear EXCO Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EXCO Resources, Inc. The meeting will be held at 10:00 a.m. local time on Thursday, May 22, 2014, at the Westin Galleria Dallas, Fort Worth Ballroom 1, 13340 Dallas Parkway, Dallas, Texas 75240. Your Board of Directors and management look forward to greeting those of you able to attend in person.

•	You will find enclosed a Notice of Meeting that identifies the proposals to be presented for your action.

•	You will find enclosed the 2013 Annual Report, which includes our financial statements.

Your vote is important. The Board of Directors appreciates and encourages shareholder participation in the company’s affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then vote your shares by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Jeffrey D. Benjamin

Non-Executive Chairman of the Board of Directors

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 22, 2014: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report to Shareholders are also available on our website at www.excoresources.com/EZproxy.

EXCO RESOURCES, INC.

12377 Merit Drive • Suite 1700

Dallas, Texas 75251

(214) 368-2084 • Fax (214) 368-2087

Notice of Annual Meeting of Shareholders

To Be Held May 22, 2014

The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of EXCO Resources, Inc., a Texas corporation (“EXCO” or the “Company”), will be held at 10:00 a.m. local time on Thursday, May 22, 2014 at the Westin Galleria Dallas, Fort Worth Ballroom 1, 13340 Dallas Parkway, Dallas, Texas 75240 for the following purposes:

(1)	the election of seven directors to the Board of Directors, each for a one-year term;

(2)	an advisory vote to approve executive compensation;

(3)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

(4)	the transaction of such other business as may arise that can properly be conducted at the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2014 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for the 10 calendar days prior to the meeting. The list will also be available during the Annual Meeting for inspection by shareholders.

Officers of the Company will be present at the Annual Meeting to respond to questions from shareholders.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 567-1626.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 7, 2014

EXCO RESOURCES, INC.

12377 MERIT DRIVE • SUITE 1700

DALLAS, TEXAS 75251

(214) 368-2084 • FAX (214) 368-2087

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 22, 2014

Unless the context requires otherwise, references in this proxy statement to “EXCO,” “we,” “us,” “our” and the “Company” are to EXCO Resources, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, references to the “shareholders” are to the holders of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of EXCO Resources, Inc., a Texas corporation, to be voted at the 2014 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 22, 2014, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. This proxy statement and accompanying form of proxy are first being mailed on or about April 8, 2014. The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2013 is enclosed herewith, but does not form any part of the materials for the solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2014: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report to Shareholders are available at www.excoresources.com/EZproxy.

The executive offices of the Company are located at, and the mailing address of the Company is, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that we are required to give you by regulations of the Securities and Exchange Commission (the “SEC”) when we ask you to sign a proxy card to vote your Common Stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including (1) the election of seven directors to the Board of Directors, each for a one-year term, (2) an advisory vote to approve executive compensation, (3) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of KPMG”) and (4) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attn: Secretary or call (214) 368-2084 and ask for investor relations. Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 1, 2014 (the “Record Date”). The Record Date is established by the Board of Directors as required by Texas law. On the Record Date, 272,778,176 shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, shareholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting. Neither the Company’s Charter nor its Second Amended and Restated Bylaws, as amended, allow for cumulative voting rights.

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or by proxy, of the holders of a majority of the combined voting power of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a broker non-vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under the rules of the NYSE and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the Ratification of KPMG. Your broker does not have discretionary authority to vote your shares with respect to the election of directors or the advisory vote to approve executive compensation in the absence of specific instructions from you.

How do I vote my shares?

If you are a record holder, you may vote your Common Stock at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the meeting. To vote by proxy, you must do one of the following:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE shown on your proxy card to vote via the Internet; or

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed William L. Boeing, W. Justin Clarke, Harold L. Hickey and Mark F. Mulhern to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares

“for” the election of the nominated directors, “for” the advisory vote to approve executive compensation and “for” the Ratification of KPMG. We do not anticipate that any nominee for election to the Board of Directors will be unable to serve or that any other matters will come before the meeting, but if a nominee is unable to serve, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their discretion.

If you hold your shares in “street name,” in addition to the proxy solicitation materials we have provided to the street name holder, the street name holder should provide to you the street name holder’s own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the Annual Meeting, you must contact your broker directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares at the Annual Meeting.

If you are a Company employee participating in the Company 401(k) plan, then you may be receiving this material because of the Common Stock held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan. The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote.

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a nominee-issued proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, shareholders may vote for all director nominees or may withhold their votes as to one or more director nominees. With respect to the advisory vote to approve executive compensation and the Ratification of KPMG, shareholders may vote for the proposals, against the proposals, or abstain from voting on the proposals.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the advisory vote to approve executive compensation.

Proposal 3—FOR the Ratification of KPMG.

What if I do not specify how I want my shares voted?

If you return a signed proxy card and do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote the shares in the following manner:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the advisory vote to approve executive compensation.

Proposal 3—FOR the Ratification of KPMG.

Can I change my vote?

Yes. You may revoke your proxy at any time by any of the following means:

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares at the meeting to revoke your proxy. If your shares are held in “street name,” you will need a nominee-issued proxy from your broker to vote your shares at the meeting.

•	Completing and submitting a new valid proxy bearing a later date by Internet, telephone or mail.

•

Giving written notice of revocation to the Company addressed to William L. Boeing, Vice President, General Counsel and Secretary, at the Company’s address above, which notice must be received before noon local time on May 21, 2014.

What percentage of the vote is required to approve the election of each director nominee?

Assuming the presence of a quorum, the seven director nominees who receive the most votes from the holders of the shares of our Common Stock for their election will be elected (i.e., the affirmative vote by the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of the director nominees). However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who has a greater number of votes “withheld” from his election than votes “for” such election, is required to promptly tender his resignation to the Board of Directors following certification of the shareholder vote. The Board’s nominating and corporate governance committee, or alternatively a committee of the independent directors of the Board of Directors (which will specifically exclude any director who is required to offer his own resignation), shall recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors will consider and act on the recommendation and will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances, including, if applicable, the reasons for rejecting the offered resignation.

What percentage of the vote is required to approve the executive compensation proposal?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the executive compensation proposal. This is a non-binding advisory vote.

What percentage of the vote is required to approve the Ratification of KPMG?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the Ratification of KPMG as the Company’s independent registered public accounting firm.

How are votes withheld, abstentions and broker non-votes treated?

Abstentions or votes withheld are included in the determination of the number of shares present for determining a quorum for all proposals. Votes withheld will have no effect with respect to the election of directors except that if a director nominee in an uncontested election receives a greater number of votes “withheld” than votes “for” his election, the nominee will be required to tender his resignation to the Board of Directors for consideration in accordance with the Company’s majority voting policy, which is described under “—What percentage of the vote is required to approve the election of each director nominee?” and “Election of Directors (Proposal 1).” Abstentions will have the same effect as a vote against the advisory vote to approve executive compensation and the Ratification of KPMG.

Broker non-votes are included in the determination of the number of shares present for determining a quorum at the meeting. Broker non-votes will have no effect on the election of directors and the advisory vote to approve executive compensation. Broker non-votes are not applicable to the Ratification of KPMG.

Who are the proxy solicitors, what are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for shareholder proxies. We have hired D.F. King & Co., Inc. (“D.F. King”) to help us send out the proxy materials and to ask for proxies. In connection with its retention by us, D.F. King has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders. D.F. King’s fee for these services is $5,500, plus reimbursement of reasonable out-of-pocket expenses, including telephone calls. We have agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. We can ask for proxies through the mail or personally by telephone or the Internet. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock. We may use officers and employees of the Company to ask for proxies, as described below.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Texas law does not provide shareholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, facsimile, e-mail or through personal contact. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their discretion on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the documents we refer to in this proxy statement. If you have any questions, or need additional material, please feel free to call our proxy solicitor, D.F. King, toll-free at (888) 567-1626.

BOARD AND SENIOR MANAGEMENT CHANGES IN 2013

During 2013, our company experienced several changes to the composition of our Board of Directors and senior management.

Board of Directors Changes

Since the beginning of 2013, we have experienced the following changes in the members of our Board of Directors:

•	Mark F. Mulhern did not stand for re-election to the Board of Directors at the 2013 Annual Meeting in connection with his appointment as executive vice president and chief financial officer;

•

Stephen F. Smith did not stand for re-election to the Board of Directors at the 2013 Annual Meeting in connection with his retirement and resignation from the positions of president and chief financial officer;

•	Samuel A. Mitchell was elected to the Board of Directors at the 2013 Annual Meeting;

•	Douglas H. Miller resigned from the Board of Directors and as chairman of the Board of Directors effective November 20, 2013; and

•	Jeffrey D. Benjamin was appointed as non-executive chairman of the Board of Directors effective November 20, 2013 in connection with Mr. Miller’s resignation.

Senior Management Changes

Set forth below is a table that summarizes our executive officers as of January 1, 2013 and January 1, 2014:

Title	As of January 1, 2013	As of January 1, 2014

Chief Executive Officer	Douglas H. Miller	Search process pending

President	Stephen F. Smith	Harold L. Hickey

Chief Financial Officer	Stephen F. Smith	Mark F. Mulhern

Chief Operating Officer	Harold L. Hickey	Harold L. Hickey

Vice President, General Counsel and Secretary	William L. Boeing	William L. Boeing

Chief Accounting Officer	Mark E. Wilson	Mark F. Mulhern (Interim)*

*	Mr. Mulhern ceased serving as our Interim Chief Accounting Officer in connection with the appointment by the Board of Directors on March 10, 2014 of Richard A. Burnett as our Vice President and Chief Accounting Officer.

Below is a summary of the key dates, in chronological order, associated with these changes:

•	In connection with his retirement, Mr. Smith resigned from his position as president on February 28, 2013 and resigned from his position as chief financial officer effective April 1, 2013;

•

Mr. Hickey was appointed president in addition to serving as chief operating officer on February 28, 2013 in connection with Mr. Smith’s resignation as president. Mr. Hickey has served in various senior management roles with us since he joined the Company in 2001. Mr. Hickey’s transition to the role of president was a product of the thorough and deliberative management succession planning process undertaken over the last several years by our Board of Directors;

•

Mr. Mulhern was appointed executive vice president and chief financial officer on April 1, 2013 in connection with Mr. Smith’s resignation as chief financial officer, and Mr. Mulhern was appointed our interim chief accounting officer effective October 23, 2013 in connection with the resignation of Mr. Wilson as chief accounting officer. Mr. Mulhern has extensive financial and executive experience and previously served as chief financial officer and senior vice president of Progress Energy, Inc. and managed its financial services group until July 2012;

•	Mr. Wilson resigned from his positions as vice president, chief accounting officer and controller effective October 23, 2013; and

•	Mr. Miller resigned from his position as chief executive officer effective November 20, 2013.

In connection with Mr. Miller’s resignation, the Board of Directors initiated a search process for a new chief executive officer.

Consulting/Severance Arrangements

In connection with Mr. Miller’s resignation, we entered into a Settlement Agreement and Mutual Release and Waiver of Claims (the “Settlement Agreement”) with Mr. Miller in November 2013. See “Executive Compensation–Settlement Agreement.”

In connection with Mr. Smith’s resignation, we entered into a Transition Consulting Agreement (the “Consulting Agreement”) with Mr. Smith in February 2013. See “Executive Compensation–Consulting Agreement.”

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors has nominated seven directors for election at the Annual Meeting by the shareholders (the “Director Nominees”). The Board of Directors of the Company currently consists of eight members. Earl E. Ellis currently serves as a director but will not stand for re-election at the Annual Meeting.

Pursuant to a letter agreement that the Company entered into with funds managed by Oaktree Capital Management, LP (“Oaktree” and together with the managed funds, the “Oaktree Funds”) at the closing in March 2007 of a transaction in which we sold shares of preferred stock to certain investors (which preferred stock was converted into common stock during 2008), Oaktree has the right to nominate one director for election at any annual meeting of shareholders so long as Oaktree beneficially owns at least 10,000,000 shares of Common Stock. As of the Record Date, Oaktree owned in excess of 10,000,000 shares of Common Stock. As a result, Mr. Ford has been nominated by Oaktree, as well as by our Board of Directors, for election at the Annual Meeting.

The Company entered into a similar letter agreement with funds managed by Ares Management LLC (together with its affiliates, “Ares”) on March 28, 2007 that provided Ares with the right to nominate one director for election at any annual meeting of shareholders so long as Ares beneficially owns at least 10,000,000 shares of Common Stock . On March 28, 2014, Ares terminated this letter agreement in all respects. As a result, Ares no longer holds the right to nominate a director for election at any future annual meeting of our shareholders, including the Annual Meeting. From 2007 through 2013, Mr. Serota was nominated by Ares, as well as by our Board of Directors, for election at our annual shareholder meetings. For 2014, Mr. Serota has been nominated by our Board of Directors for election at the Annual Meeting.

Set forth below are the seven Director Nominees to be elected by the shareholders to serve until the Annual Meeting of Shareholders in 2015 or until their respective successors have been duly elected and qualified. Shareholders will be unable to vote the proxies mailed with this proxy statement for more than seven persons.

Vote Required

To be elected as a director, each Director Nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any Director Nominee who has a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation from the Board of Directors following certification of the shareholder vote. The nominating and corporate governance committee will consider the resignation offer and recommend to the Board of Directors whether to accept such resignation; however, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation. The Board of Directors will act upon such recommendation within 90 days following certification of the shareholder vote and will promptly disclose its decision whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and positions of each Director Nominee and director currently serving on our Board of Directors:

Name	Age	Position
Jeffrey D. Benjamin(1)(2)(3)	52	Director
Earl E. Ellis(4)	72	Director
B. James Ford(2)(3)	45	Director
Samuel A. Mitchell (1)(2)(3)	70	Director
T. Boone Pickens	85	Director
Wilbur L. Ross, Jr.(2)(3)	76	Director
Jeffrey S. Serota (1)(2)(3)	48	Director
Robert L. Stillwell(1)(2)(3)	77	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Mr. Ellis will not stand for re-election at the Annual Meeting.

The biographies of the Director Nominees and each director currently serving on our Board of Directors are as follows:

Jeffrey D. Benjamin became non-executive Chairman of our Board of Directors in November 2013 and has been serving as one of our directors since October 2005. Mr. Benjamin previously served as a director from August 1998 through July 2003 and a director of our parent holding company from July 2003 through its merger into us. Since June 2008, Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, LP (“Cyrus Capital Partners”). Mr. Benjamin also serves as a Consultant to Apollo Management, LP (“Apollo Management’) and from September 2002 until June 2008, Mr. Benjamin was a Senior Advisor to Apollo Management. With his history at Apollo Management and Cyrus Capital Partners, Mr. Benjamin has extensive financial, capital markets and strategic experience. Mr. Benjamin is currently a director of American Airlines Group Inc., Caesars Entertainment Corporation and Chemtura Corporation and Chairman of the Board of Directors of A-Mark Precious Metals, Inc. During the past five years, Mr. Benjamin also served on the board of directors of Virgin Media Inc. and Spectrum Group International, Inc. In connection with his service as a director of nine public companies other than EXCO over the past ten years, Mr. Benjamin has served on five compensation committees (including two as chairman), five audit committees and five nominating and corporate governance committees (including two as chairman), all of which provide him with important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. In addition, Mr. Benjamin has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since October 2005 and prior to that from 1998 through 2003. Mr. Benjamin holds a Master of Science (MBA) in Management from the Sloan School of Management at Massachusetts Institute of Technology, with a concentration in Finance, and has 27 years of investment banking and investment management experience.

B. James Ford became one of our directors in December 2007. Mr. Ford is a Managing Director of Oaktree where he has worked since 1996. Mr. Ford is a portfolio manager of Oaktree’s global principal group, which invests in controlling and minority positions in private and public companies. Mr. Ford serves on the board of directors of Contango Oil & Gas Company as well as a number of private companies and not-for-profit entities, and formerly served on the board of directors of Dial Global, Inc. and Crimson Exploration, Inc. prior to its merger with Contango Oil & Gas Company. Prior to becoming a portfolio manager, Mr. Ford led the group’s efforts in the media and energy sectors. Mr. Ford’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance and board functions. He is also an active member of the Children’s Bureau Board of Directors and serves as a trustee for the Stanford Graduate School of Business Trust. Mr. Ford received a B.A. degree in Economics from the University of California at Los Angeles and a Masters of Business Administration degree from the Stanford Graduate School of Business.

Samuel A. Mitchell became one of our directors in June 2013. Mr. Mitchell has served as a director of Overstock.com, Inc. since October 2010. Mr. Mitchell was formerly a director of International Coal Group, Inc. from 2006 until its acquisition in 2011. Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel (“Hamblin Watsa”), a wholly-owned subsidiary of Fairfax Financial Holdings, Inc. (“Fairfax Financial”), a Toronto-based property and casualty insurance holding company. Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2005 to 2007, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial that is an underwriter of property and casualty treaty and facultative reinsurance. Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm. Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981. In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co. He has a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Mitchell’s experience as Managing Director of Hamblin Watsa, and his four decades of business experience provide him with extensive investment, capital markets and financial experience as well as important insights into financial reporting, oversight and Board functions.

T. Boone Pickens became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Pickens has served as the Chairman and Chief Executive Officer of BP Capital, L.P. since September 1996 and Mesa Water, Inc. since August 2000 and is a board member of Clean Energy Fuels Corp. BP Capital, L.P. or affiliates is the general partner and an investment advisor of private funds investing in energy commodities (BP Capital Energy Fund) and publicly traded energy equities (BP Capital Equity Fund and its offshore counterpart). Clean Energy Fuels Corp. is the largest provider of natural gas (CNG and LNG) and related services in North America. He was the founder of Mesa Petroleum Co., an independent oil and natural gas exploration and production company. He served as Chief Executive Officer and Chairman of the Board of Mesa Petroleum Co. from its inception until his departure in 1996. Mr. Pickens’s background and experience provide him with extensive knowledge of the oil and natural gas industry as well as significant investment and strategic leadership experience and important insights into corporate governance and board functions. In addition, Mr. Pickens has deep knowledge of the Company and its business, having served on our and our affiliates’ boards from 1998 through 2003 and since 2005.

Wilbur L. Ross, Jr. became one of our directors in March 2012. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC (“WL Ross”), a private equity firm. Mr. Ross is currently a member of the board of directors of International Textile Group, Inc., a global, diversified textile provider; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland; BankUnited, Inc., a savings and loan holding company; Navigator Holdings Ltd., a provider of international seaborne transportation services; NBNK Investments PLC, a financial services SPAC; Ocwen Financial Corporation, a residential and commercial loan servicing company; Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross formerly served as a member of the board of directors of Air Lease Corporation, an aircraft leasing company from 2010 to December 2013; International Coal Group from April 2005 to June 2011, Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry from June 2009 until January 2013 and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. Mr. Ross is a graduate of Yale University and of Harvard Business School. Through the course of Mr. Ross’ career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries, and he has assisted in restructuring more than $300 billion of corporate liabilities. Mr. Ross possesses unique skills, qualities and experience, as evidenced by his background, which we believe adds significant value to board discussions and to our success.

Jeffrey S. Serota became one of our directors in March 2007. Mr. Serota previously served as a director of EXCO Resources and EXCO Holdings from July 2003 until October 2005. He served as a Senior Partner of Ares, an alternative asset investment firm, from September 1997 until his retirement in December 2012. Mr. Serota subsequently served as a Senior Advisor to Ares until December 31, 2013. Prior to joining Ares, Mr. Serota worked at Bear Stearns Companies, Inc. from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of SandRidge Energy, Inc. and previously served on the board of directors of Lyondell Basell Industries N.V. from May 2010 to May 2011, Douglas Dynamics, Inc. from 2004 until October 2010 and WCA Waste Corporation from September 2006 until March 2012. Mr. Serota has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the oil and natural gas exploration and production industry. Mr. Serota’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Robert L. Stillwell became one of our directors in October 2005. Mr. Stillwell served as the General Counsel of BP Capital, L.P., Mesa Water, Inc. and affiliated companies engaged in the petroleum business from 2001 until he retired in March 2013. Mr. Stillwell was a lawyer and Senior Partner at Baker Botts LLP in Houston, Texas from 1961 to 2001. He also served as a director of Mesa Petroleum Co. and Pioneer Natural Resources Company from 1969 to 2001. Mr. Stillwell’s background and experience provide him with extensive knowledge of the oil and natural gas industry as well as significant legal experience and important insights into corporate governance, executive compensation and board functions.

Earl E. Ellis became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Ellis has served as chairman and chief executive officer of Whole Harvest Foods, formerly Carolina Soy Products, an edible oil product manufacturing company since September 2003. Mr. Ellis has also been a private investor since 2001. He served as a director of Coda Energy, Inc. from 1992 until 1996. Mr. Ellis served as a managing partner of Benjamin Jacobson & Sons, LLC, specialists on the New York Stock Exchange (the “NYSE”). He was associated with Benjamin Jacobson & Sons, LLC from 1977 to 2001 and was a member of the NYSE for over thirty years. Mr. Ellis will not stand for re-election as a director at the Annual Meeting.

All of the Director Nominees currently serve on our Board of Directors. There are no family relationships between any of our directors, Director Nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS.

Board Committees and Meetings

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. The audit committee of our Board of Directors recommends the appointment of our independent registered public accountants, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent registered public accountants, including the results and scope of their audit. The audit committee is currently comprised of Messrs. Benjamin (chair), Mitchell, Serota and Stillwell, each of whom is independent within the meaning of applicable SEC and NYSE rules. Mr. Mitchell began serving on the audit committee on September 10, 2013. Mr. Mulhern served as the chair of the audit committee from March 1, 2012 until he resigned from the audit committee on February 28, 2013 in connection with his appointment as executive vice president and chief financial officer. Mr. Benjamin has served as the chair of the audit committee since February 28, 2013. The Board of Directors has designated Mr. Benjamin as an audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The audit committee held ten meetings during the fiscal year ended December 31, 2013.

The audit committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Compensation Committee. The compensation committee of our Board of Directors reviews and recommends to our Board of Directors the compensation and benefits for all of our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee is currently comprised of Messrs. Stillwell (chair), Benjamin, Ford, Mitchell, Ross and Serota, each of whom is independent within the meaning of applicable NYSE rules. Mr. Mitchell began serving on the compensation committee on September 10, 2013. Mr. Mulhern served on the compensation committee until he resigned from the compensation committee on February 28, 2013 in connection with his appointment as executive vice president and chief financial officer. During 2013, each director who served on the compensation committee was a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the 2014 fiscal year, all members of the compensation committee currently qualify as non-employee directors other than Messrs. Mitchell and Ross who intend to recuse themselves from equity compensation decisions related to any insiders. Each member of the compensation committee is also an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The compensation committee held six meetings during the fiscal year ended December 31, 2013.

The compensation committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our Board of Directors is responsible for:

•	reviewing the appropriate size, function and needs of the Board of Directors;

•	developing the Board of Directors’ policy regarding tenure and retirement of directors;

•	establishing criteria for evaluating and selecting new members of the Board of Directors, subject to the Board of Directors’ approval thereof;

•

identifying and recommending to the Board of Directors for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the committee and by the Board of Directors;

•	overseeing the evaluation of management and the Board of Directors; and

•	monitoring and making recommendations to the Board of Directors on matters relating to corporate governance.

The nominating and corporate governance committee currently consists of Messrs. Ford (chair), Benjamin, Mitchell, Ross, Serota and Stillwell, each of whom is independent within the meaning of applicable NYSE rules. Mr. Mitchell began serving on the nominating and corporate governance committee effective September 10, 2013. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. See “Corporate Governance—Director Independence.” The nominating and corporate governance committee held five meetings during the fiscal year ended December 31, 2013.

The nominating and corporate governance committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Board of Directors. The Board of Directors held 13 meetings during the fiscal year ended December 31, 2013. During 2013, each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director serves, if any. We have a policy that encourages all directors to attend the Company’s Annual Meeting of Shareholders. The Company held its annual meeting of shareholders for 2013 on June 11, 2013 (the “2013 Annual Meeting”). Four of the ten members that were serving on our Board of Directors at that time attended the 2013 Annual Meeting.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013, which includes the consolidated balance sheets of the Company as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Review and Discussions with Management.

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

Pursuant to the terms of the audit committee’s charter, the audit committee meets as often as it determines, but no less than once per fiscal quarter. The audit committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with KPMG LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Jeffrey D. Benjamin* (Chairman)

Samuel A. Mitchell**

Jeffrey S. Serota

Robert L. Stillwell***

*	Mr. Benjamin was appointed chairman of the audit committee on February 28, 2013.

**	Mr. Mitchell was appointed to the audit committee on September 10, 2013.

***	Mr. Stillwell was appointed to the audit committee on February 28, 2013.

Director Compensation

The following table provides compensation information for the one year period ended December 31, 2013 for each non-employee member of our Board of Directors:

2013 FISCAL YEAR DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey D. Benjamin(3)	126,865	—	12,078	—	—	—	138,943
Earl E. Ellis	40,000	—	12,078	—	—	—	52,078
B. James Ford	55,000	—	12,078	—	—	—	67,078
Samuel A. Mitchell(4)	26,804	—	12,078	—	—	—	38,882
Mark F. Mulhern(5)	19,014	—	—	—	—	—	19,014
T. Boone Pickens	40,000	—	12,078	—	—	—	52,078
Wilbur L. Ross, Jr.	50,000	—	12,078	—	—	—	62,078
Jeffrey S. Serota	55,000	—	12,078	—	—	—	67,078
Robert L. Stillwell	59,181	—	12,078	—	—	—	71,259

(1)	Includes the amount of cash fees forgone at the election of Messrs. Benjamin and Ellis and either paid during 2013 or deferred until a later date in shares of our Common Stock pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. See “—Director Plan.”

(2)	This column represents the aggregate grant date fair value of stock options granted to each non-employee director in 2013 in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718—Compensation—Stock Compensation, or ASC 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 11. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2014. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options on behalf of and for the sole benefit of Oaktree and has assigned all economic, pecuniary and voting rights to certain Oaktree Funds. Pursuant to an arrangement between Ares and Mr. Serota, Mr. Serota assigned all economic, pecuniary and voting rights with respect to the stock options that vested during 2013 to Ares while the unvested portion of such stock options that are scheduled to vest in 2014, 2015 and 2016 were not assigned to Ares and are owned solely by Mr. Serota.

(3)	Mr. Benjamin was appointed as the non-executive Chairman of the Board of Directors on November 20, 2013 and began receiving a monthly fee in the amount of $25,000 for such service.

(4)	Mr. Mitchell was appointed to the Board of Directors on June 11, 2013 and received fees for services provided during the remainder of 2013.

(5)	Mr. Mulhern served on the Board of Directors until June 11, 2013 and received fees for services provided in 2013 as an outside director.

Cash Compensation. Our non-employee directors were paid an annual retainer of $40,000 in 2013. Our non-executive chairman was paid an additional fee of $25,000 per month for his service. The chair of our compensation committee and nominating and corporate governance committee were each paid an additional $10,000 in 2013 and the chair of the audit committee was paid an additional $50,000 in 2013 (which was prorated between Messrs. Mulhern and Benjamin for their respective time of service). Each non-chair member of our compensation committee, nominating and corporate governance committee and audit committee was paid an additional $5,000 in 2013. We pay no additional remuneration to our employees serving as directors. All directors, including our employee directors, are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The Board of Directors has not made any changes to director compensation for fiscal 2014.

Option Grant. On November 1, 2013, each of our non-employee directors received an automatic annual grant under the Director Plan (as described below) of an option to purchase 5,000 shares. The exercise price per share of each option was set at the closing price of our Common Stock on the NYSE on November 1, 2013. The option has a term of ten years, with 25% of the shares subject to the option (1,250 shares) vesting immediately and the balance vesting in equal proportions on the next three anniversary dates of the date of grant. The unvested shares subject to the option will be forfeited if a director ceases to serve on the Board of Directors for any reason. In addition, no shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. However, this option will be subject to acceleration upon a change of control as defined under the Incentive Plan.

Director Plan. On November 8, 2006, the Board of Directors adopted the 2007 Director Plan of EXCO Resources, Inc. (as amended, we refer to this plan as the “Director Plan”). The Director Plan permits the non-employee directors who receive fees for their service on the Board of Directors and its committees to make an annual election to receive their fees (i) entirely in cash, (ii) 50% in cash and 50% in our Common Stock, or (iii) entirely in our Common Stock. Messrs. Ford, Mitchell, Mulhern, Pickens, Ross, Serota and Stillwell received cash for their service during 2013. Messrs. Benjamin and Ellis elected to receive their fees for service during 2013 entirely in our Common Stock. All director fees are paid on a quarterly basis. Payments in the form of our Common Stock are issued as of the payment date, which is the first business day following the end of the fiscal quarter, at the closing price of our Common Stock on the NYSE on that date.

The Director Plan also permits non-employee directors to defer the payment of his or her director fees (employee directors do not receive fees in their capacity as directors). Directors may defer the payment of director fees, whether payable in the form of cash or our Common Stock, to (i) a specified date, (ii) his or her termination of service, (iii) the occurrence of a change of control, or (iv) the earlier of two or more of those events. This deferral satisfies the requirements of Section 409A of the Code. Mr. Benjamin elected to defer the payment of his 2013 director fees under the Director Plan.

The Director Plan was amended in November 2009 to (i) eliminate automatic stock option grants to new directors and (ii) provide for an automatic annual stock option grant to each of our directors to purchase 5,000 shares of our Common Stock beginning December 1, 2009 and each year thereafter on the third business day following the release of our third quarter earnings. The exercise price will be set at the closing price of our Common Stock on the NYSE on the date of grant. The option will have a term of up to ten years, with 25% of the shares subject to the option vesting immediately and the balance vesting in equal proportions on the next three anniversary dates. No shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. In the event a director ceases to serve for any reason, the unvested shares subject to the option will be forfeited. However, this option will be subject to acceleration upon a change of control as defined under the Incentive Plan. All shares issuable under the Director Plan, including pursuant to any option granted thereunder, will be deemed issued under the terms of the Incentive Plan.

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of the NYSE are comprised, in part, of those objective standards set forth in NYSE rules. In addition, no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The following commercial or charitable relationships, although not exclusive, will not be considered to be material relationships that would impair a director’s independence: (a) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company that does business with us or our subsidiaries and the annual sales to, or purchases from, us or our subsidiaries are less than five percent of the annual revenues of the company he or she serves as an executive officer of; (b) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company which is indebted to us or our subsidiaries, or to which we or our subsidiaries are indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the company he or she serves as an executive officer of; and (c) the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than five percent of that organization’s total annual charitable receipts. Any automatic matching by us of employee charitable contributions will not be included in the amount of our contributions for this purpose.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current “independent” directors are: Jeffrey D. Benjamin, Earl E. Ellis, B. James Ford, Samuel A. Mitchell, T. Boone Pickens, Wilbur L. Ross, Jr., Jeffrey S. Serota and Robert L. Stillwell. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

In determining that the directors above are “independent,” the Board considered the transactions, relationships and arrangements described in our prior proxy statements and under the headings “—Transactions with Related Persons” and “—Directors and Nominees”.

Independent Director Meetings

The Company’s independent directors held four formal meetings independent from management during the year ended December 31, 2013. Mr. Stillwell, our lead director, acted as Chairman at the meetings of the independent directors.

Director Nomination Policy

The Company has a standing nominating and corporate governance committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board of Directors by the nominating and corporate governance committee for selection.

Although we have no formal policy regarding shareholder nominees, the nominating and corporate governance committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders in accordance with the procedures set forth in our Second Amended and Restated Bylaws, which require the nominating shareholder to provide timely written notice, including specific information regarding the proposed director, information regarding the nominating shareholder’s ownership of our securities and certain written representations, as described more fully in the Second Amended and Restated Bylaws. In making its recommendations to the Board of Directors, the nominating and corporate governance committee considers, at a minimum, a candidate’s qualification as “independent” under the various standards applicable to the Board of Directors and each of its committees, as well as a candidate’s depth of experience, availability and potential contributions to the diversity of the Board of Directors. The Board of Directors defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate’s range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the ability to fulfill a need for any particular expertise on the Board of Directors or one of its committees. The nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experiences that enhance the quality of the deliberations and decisions of the Board of Directors, in the context of the perceived needs of the structure of the Board of Directors at that point in time. The Company’s policy against discrimination based on race, gender, ethnicity or other classification applies to the nominating and corporate governance committee’s search for and evaluation of candidates. With respect to incumbent members of the Board of Directors, the committee also considers the performance of the incumbent director. Candidates may come to the attention of the nominating and corporate governance committee from current directors, shareholders, officers or other sources, and the committee reviews all candidates in the same manner regardless of the source of the recommendation. The Board of Directors and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board.

Board Leadership Structure

The Board of Directors is committed to promoting effective, independent governance of the Company. The Board of Directors believes it is in the best interests of the shareholders and the Company for the Board of Directors to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board of Directors to determine whether to separate or combine the roles of the chairman and chief executive officer. To help ensure the independence of the Board of Directors from the chairman and chief executive officer if the chairman is not an independent director, our Corporate Governance Guidelines require the non-management directors to appoint a lead independent director.

Prior to Mr. Miller’s resignation in November 2013, the Board of Directors had determined that it was in the best interests of the shareholders and the Company for Mr. Miller to serve as our chairman and our chief executive officer.

In connection with Mr. Miller’s resignation, the Board of Directors appointed Jeffrey D. Benjamin, a long-time shareholder and independent director, to serve as non-executive Chairman of the Board of Directors in November 2013. The Board of Directors selected Mr. Benjamin based on his extensive knowledge of EXCO and its business, having served on the Board of Directors since October 2005 and prior to that from 1998 through 2003. Mr. Benjamin is also currently a director of American Airlines Group Inc., Caesars Entertainment Corporation and Chemtura Corporation and Chairman of the Board of Directors of Spectrum Group International, Inc.

In addition, the Board of Directors selected Mr. Stillwell to serve as the lead director in 2013. Mr. Stillwell was selected as lead director because of his legal background, his familiarity with best practices in corporate governance and independent board leadership, his extensive experience working with Mr. Pickens on various corporate governance and shareholder initiatives and his over 40 years of experience representing oil and natural gas companies.

The lead director serves to ensure independent leadership of the Board of Directors. The lead director has frequent contact with the chairman of the board, the chief executive officer and the other members of our senior management throughout the year. As provided in our Corporate Governance Guidelines, the responsibilities of the lead director are to chair the executive sessions of the independent directors, to facilitate communication among the non-management and independent directors and to act as a liaison between the non-management and independent directors and the chief executive officer. The lead director may also perform such other roles and responsibilities as may be assigned by the nominating and corporate governance committee or the full Board of Directors. In March 2014, the Board of Directors determined not to designate a lead director for 2014 since Mr. Benjamin’s service as non-executive Chairman of the Board would involve the same responsibilities as a lead director.

Risk Oversight

Since 2007, our Director of Internal Audit has led a management initiative to identify, monitor and remediate Company business risks. This effort includes the Company’s senior management team who meet periodically with our Director of Internal Audit to discuss risks and the progress towards remediating those risks. The Director of Internal Audit provides a report to the audit committee on a periodic basis regarding this effort and the specific risks being discussed.

In 2008, senior management undertook two other initiatives related to risk oversight. First, a Risk Management Committee was formed comprised of the Company’s senior management team. This committee was formed to execute oversight responsibilities across the principal areas of corporate credit and risk management, including to review and assess risk with respect to (i) our physical commodity purchase and sale arrangements/counterparties (including end-user contract exposures), transportation and gathering contracts (including firm transportation commitments) and purchase of third party natural gas for resale by us, (ii) our derivative contracts and counterparties, (iii) material corporate purchase commitments (e.g., rig commitments, tubular goods commitments), vendor exposure/concentration and joint interest billing obligations owed by non-operators, and (iv) other risks identified from time to time by the committee. This committee meets on a monthly basis. Second, senior management formed a committee of senior managers from its finance, treasury, land, business development and operations functions to monitor on a regular basis the Company’s cash balances and upcoming cash funding requirements.

In 2009, senior management initiated an Enterprise Risk Management effort. This initiative built on the corporate risk assessment initiative started in 2007. Enterprise risk management professionals from KPMG LLP were hired to assist management in the development and organization of this effort, leveraging their experience advising other companies in the oil and natural gas industry. Senior management and the Director of Internal Audit periodically report to the Board of Directors on this initiative.

The Board of Directors is responsible for the oversight of our Enterprise Risk Management effort, while risks related to accounting and financial matters are the primary responsibility of the audit committee and risks related to executive compensation matters are the primary responsibility of the compensation committee. The periodic risk management initiative reports provided by the Director of Internal Audit and various officers allows the Board to stay abreast of the risks identified by management and management’s efforts to remediate and control risk, and affords the Board opportunities to discuss risk matters with management on a regular basis. In addition, the Board of Directors leverages the multi-faceted experience and backgrounds of individual board members to probe risk areas and issues with management during Board meetings.

Codes of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of the codes can be obtained free of charge from our website, www.excoresources.com, or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084. We intend to post any amendments to, or waivers from, our Code of Ethics that apply to our chief executive officer or senior financial officers on our website at www.excoresources.com.

Communication with the Board of Directors

Any shareholder or other interested party who desires to make his or her concerns known to an individual director, a committee of the Board of Directors or the entire Board of Directors may do so by mail to: Board of Directors of EXCO Resources, Inc. at 12377 Merit Dr., Suite 1700, Dallas, Texas 75251. The Company’s Secretary shall forward all communications, other than communications that are not properly directed or are frivolous, to the director, specific committee, non-management director or directors, or the entire Board, as requested in the communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers

The following table sets forth certain information with respect to our current executive officers.

Name	Age	Position
Harold L. Hickey	58	President and Chief Operating Officer
Mark F. Mulhern	54	Executive Vice President and Chief Financial Officer
William L. Boeing	59	Vice President, General Counsel and Secretary
Richard A. Burnett	40	Vice President and Chief Accounting Officer

Harold L. Hickey became our President in February 2013 and our Chief Operating Officer in October 2005. From October 2005 until February 2013, Mr. Hickey served as our Vice President and from January 2004 until October 2005, Mr. Hickey served as President of our wholly-owned subsidiary, North Coast Energy, Inc. Mr. Hickey was our Production and Asset Manager from February 2001 to January 2004. From April 2000 until he joined us, Mr. Hickey was Chief Operating Officer of Inca Natural Resources Group, L.P., an independent oil and natural gas exploration company. Prior to that, Mr. Hickey worked at Mobil Oil Corporation from 1979 to March 2000.

Mark F. Mulhern became our Executive Vice President and Chief Financial Officer in April 2013 and served as our Interim Chief Accounting Officer from October 2013 until March 2014. Mr. Mulhern previously served as one of our directors from February 2010 until June 2013. From September 2008 until July 2012, Mr. Mulhern served as Chief Financial Officer and Senior Vice President of Progress Energy, Inc. and managed its financial services group. Mr. Mulhern joined Progress Energy in 1996 as Vice President and Controller. Before joining Progress Energy, Inc., Mr. Mulhern was the Chief Financial Officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at PricewaterhouseCoopers LLP in Syracuse, New York, serving a wide variety of manufacturing and service businesses. Mr. Mulhern serves on the Board of Directors of Highwoods Properties, Inc. He is a 1982 graduate of St. Bonaventure University. Mr. Mulhern is a certified public accountant, a certified management accountant and a certified internal auditor.

William L. Boeing became our Vice President, General Counsel and Secretary in April 2006. From October 1980 to March 2006, Mr. Boeing was initially an associate and later a partner at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Richard A. Burnett became our Vice President and Chief Accounting Officer on March 10, 2014 and previously served as our Vice President of Special Projects from the time he joined EXCO in November 2013 until March 2014. From April 2001 until joining the Company, Mr. Burnett served as a Partner at KPMG LLP in their energy transactions service practice advising a number of clients in the oil and natural gas exploration and production, oil field services, manufacturing, midstream, refining and utilities industries on, among other things, their financial reporting and securities filing requirements. Mr. Burnett also spent five years at Arthur Andersen LLP prior to joining KPMG LLP. Mr. Burnett is a certified public accountant and received a Bachelor’s degree in Accounting from Texas Tech University.

Other Officers and Divisional Managers of Our Company

Michael R. Chambers Sr., age 58, became our Vice President of Operations in February 2007 and also currently serves as the Vice President and General Manager of our East Texas/North Louisiana Division. Prior to joining EXCO Resources, Mr. Chambers was the Operations General Manager for Anadarko Petroleum Corporation’s Eastern Region Operations from August 2006 to February 2007 and Rockies Production Manager from August 2000 to August 2006. Mr. Chambers joined Anadarko in January 2000. Mr. Chambers worked at Mobil Oil Corporation from 1979 to January 2000.

W. Justin Clarke, age 38, became our Assistant General Counsel and Chief Compliance Officer in January 2007. From September 2001 until January 2007, Mr. Clarke served as an associate at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Ronald G. Edelen, age 56, joined EXCO in October 2011 as our Vice President of Supply Chain Management. Prior to then, Mr. Edelen was Director of Supply Chain at Devon Energy Corporation. From September 2008 until October 2010, he was Director of Supply Chain Management for Matrix Services Inc. Prior to working for Matrix Services Inc., Mr. Edelen held various positions at DCP Midstream LLC from 1999 to September 2008, including Director of Materials Management and Office Administration. Prior to DCP Midstream LLC, Mr. Edelen spent his career in various Purchasing, Materials Management and Corporate Travel positions with CH2M Hill and Total Petroleum, Inc. Mr. Edelen has over 30 years of experience in the oil and natural gas industry with over 20 of those years directly involved in Supply Chain related positions in upstream, midstream and downstream companies in the U.S. and Canada. Mr. Edelen is a certified purchasing manager.

Steven L. Estes, age 59, became our Vice President of Marketing in June 2010. Prior to then, Mr. Estes served as Director of Marketing for us since July 2007. Mr. Estes held several positions with Union Pacific Resources and Anadarko Petroleum Corporation before joining us, most recently as Regional Manager of Gas Marketing from 2002 until 2007. Mr. Estes has over 30 years of experience in the oil and natural gas industry with over 20 of those years directly involved in marketing in all regions of the country.

Joe D. Ford, age 66, became our Vice President of Human Resources in November 2007. Prior to joining EXCO Resources, Mr. Ford was the Director of Human Resources for CARBO Ceramics Inc. from June 2002 to November 2007. CARBO Ceramics Inc. supplies ceramic proppant for fracturing natural gas and oil wells and also provides well fracture diagnostic services. Prior to working for CARBO Ceramics Inc., Mr. Ford spent his career in various human resource management capacities including a subsidiary of General Dynamics as Manager of Human Resources and Comdial Corporation as Vice President of Human Resources.

Russell D. Griffin, age 50, joined EXCO in January 2008 and became our Vice President of Environmental, Health and Safety in June 2010. Mr. Griffin was previously our Director of Environmental, Health and Safety and Vice President of Health Safety Security and Environment for TGGT Holdings, LLC. Prior to joining EXCO, Mr. Griffin was the Senior Regulatory Representative for Hunt Oil Company, an independent international oil and natural gas exploration and production company, from August 2005 until January 2008. Mr. Griffin joined Hunt Oil Company in August of 1984 and held numerous positions in their Gulf Coast exploration and production operations until August 2005.

Scott M. Herstein, age 53, became our Vice President of Business Development in September 2013. Mr. Herstein has more than 30 years of experience in the oil and gas industry. Prior to joining EXCO, Mr. Herstein was the Vice President of Acquisitions & Divestures for Quicksilver Resources Inc. He started at

Quicksilver in 2000 as a Senior Landman and served in varying roles during his tenure. Mr. Herstein also worked in Corporate Development for Union Pacific Resources Company and as a Landman at Kaiser-Francis Oil Company and Energy Land Services prior to joining Quicksilver.

Daniel W. Higdon, age 56, became our Vice President of Land in September 2013. Prior to joining EXCO, Mr. Higdon was Vice President – Land for Devon Energy Corporation’s Southern Division from March 2006 to March 2013 and the Central Division Land Manager from January 2002 to March 2006 overseeing the Barnett Shale asset during the advent of horizontal drilling in unconventional shales. Mr. Higdon began his career with Mitchell Energy Corporation in 1983 and held various Land positions culminating as Regional Land Manager coordinating the acquisition of the Barnett Shale asset until Devon acquired Mitchell in 2002.

Harold H. Jameson, age 46, became a Vice President in March 2011 and also serves as the General Manager of our East Texas/North Louisiana joint venture. His primary focus is on the development of our Haynesville/Bossier shale assets. Prior to the Haynesville shale project, Mr. Jameson served as General Manager of our Vernon Field. Prior to joining EXCO in April 2007, he was employed at Anadarko Petroleum Corporation from 1991 to 2007 where he gained valuable experience in a variety of operating areas including U.S. onshore, offshore and international businesses in both development and exploration roles. Since 2001, Mr. Jameson has been responsible for Asset Management, Production Engineering, Reservoir Engineering and Field Development in the Central Texas, East Texas and North Louisiana operating areas.

Christopher C. Peracchi, age 45, became our Treasurer and Director of Finance and Investor Relations in May 2013. Mr. Peracchi served as the Associate Director of Corporate Development and Investor Relations at Nabors Industries from April 2012 to April 2013 and Director of Finance and Investor Relations at Superior Well Services from March 2009 to April 2012. Mr. Peracchi has over 11 years of experience in Energy Investment Banking at KeyBanc Capital Markets and A.G. Edwards & Sons. Mr. Peracchi also spent four years at Coopers & Lybrand. Mr. Peracchi is a certified public accountant and received a Master’s in Business Administration from the University of Michigan and a Bachelor’s degree from Babson College.

Stephen E. Puckett, age 55, became our Vice President of Reservoir Engineering in December 2006. Mr. Puckett was our Manager of Engineering and Operations from April 2000 until December 2006. From January 1998 until April 2000 he served as a petroleum engineering consultant for Petra Resources, Inc. From March 1993 until January 1998 he worked for Enserch Exploration, Inc. as a reservoir engineer. From May 1981 until January 1993 he was employed by Oryx Energy Company as an operations engineer and reservoir engineer. He is a registered professional engineer in Texas and a member of the Society of Petroleum Engineers.

Marcia Reeves Simpson, age 57, joined EXCO in March 2008 as our Vice President of Engineering. Ms. Simpson was employed by J-W Operating Company—Cohort Energy as its Acquisition & Divestiture and Reservoir Engineering Manager from September 2004 until March 2008. From January 2001 until September 2004, Ms. Simpson was a Vice President for Energy Virtual Partners, a start-up exploration and production company. From September 1987 until January 2000, she worked for Mobil Oil Corporation in various leadership positions including U.S. Technology Leader. From June 1978 to September 1987, she worked in several engineering positions for Gulf Oil Corporation/Chevron Corporation. She is a registered professional engineer in Louisiana and she has served in various leadership roles with the Gas Research Institute, the Society of Petroleum Engineers and the Society of Women Engineers over her 30 year career.

Robert L. Thomas, age 54, became our Chief Information Officer in May 2008. Prior to joining EXCO Resources, Mr. Thomas was the Director of Strategy and Architecture in Global Information Services at ConocoPhillips. Prior to working for ConocoPhillips, Mr. Thomas served Burlington Resources in the US, Canada and UK from 1994 to 2006 in various IT management capacities. Prior to Burlington Resources, Mr. Thomas worked for Oryx Energy Company. He began his career in the seismic data processing center at Sun Oil Company in 1981, and is an active member of the Society of Exploration Geophysicists.

Compensation Discussion and Analysis

Executive Summary

Management Changes. Since the beginning of 2013, we have experienced several changes in the members of our senior management, and for purposes of disclosure in this proxy statement, the “Named Executive Officers” include the following persons:

•	Harold L. Hickey, our president and chief operating officer as of December 31, 2013;

•	Mark F. Mulhern, our executive vice president, chief financial officer and interim chief accounting officer as of December 31, 2013;

•	William L. Boeing, our vice president and general counsel as of December 31, 2013;

•

Stephen F. Smith, our former president and chief financial officer who resigned from his position as president on February 28, 2013 and from his position as chief financial officer effective April 1, 2013;

•	Mark. E. Wilson, our former chief accounting officer who resigned effective October 23, 2013; and

•	Douglas H. Miller, our former chairman and chief executive officer who resigned effective November 20, 2013.

References in this proxy statement to Named Executive Officers do not include our former executive officers, Messrs. Miller, Smith and Wilson, unless otherwise indicated.

During 2013, we also entered into the following agreements in connection with these changes: (i) in connection with Mr. Miller’s resignation, we entered into a Settlement Agreement that is described below; and (ii) in connection with Mr. Smith’s retirement, we entered into the Consulting Agreement that is described below.

General Philosophy. We believe that the most effective compensation program is one that is designed to reward all of our employees, including but not limited to, our Named Executive Officers, for the achievement of our short-term and long-term strategic goals and the achievement of increased total shareholder return. Through this strategy, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, cash bonus, long-term incentive compensation, retirement and other benefits and perquisites and other personal benefits intended to fulfill these objectives.

In connection with recent changes in our senior management, we are in the process of reviewing and evaluating our executive compensation program to determine whether changes should be made to the overall strategy and/or individual components of the program to fulfill our objectives of incentivizing, retaining and rewarding our key employees, including, but not limited to, our Named Executive Officers, for the achievement of short-term and long-term goals as well as increasing total shareholder return. Once selected, we expect the company’s new chief executive officer to have substantial input and influence over any changes we ultimately implement to our executive compensation program.

2013 Business Overview. In 2013, our primary strategy focused on the exploitation and development of our shale resource plays and making strategic acquisitions and divestitures that enhance our portfolio of drilling and development opportunities. We carried out this strategy by leveraging our management and technical team’s experience, exploiting our multi-year inventory of development drilling locations in our shale plays, and acquiring properties both inside and outside our existing operating areas, while enhancing our liquidity through an equity issuance. Highlights from 2013 include:

•	In February 2013, we formed EXCO/HGI Production Partners, LP (the “EXCO/HGI Partnership”) with Harbinger Group Inc. (“HGI”) pursuant to which we contributed our conventional non-shale assets in

East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin in West Texas to the EXCO/HGI Partnership in exchange for net proceeds of approximately $575 million, after final purchase price adjustments, and a 25.5% economic interest in the EXCO/HGI Partnership.

•

In July 2013, we closed the acquisition of certain producing and undeveloped oil and natural gas assets in the Haynesville and Eagle Ford shale formations (the “Chesapeake Properties”) from Chesapeake Energy Corporation (“Chesapeake”) for an aggregate purchase price of approximately $943 million, after customary final purchase price adjustments. In connection with the closing of the acquisition of the Eagle Ford assets, we entered into a participation agreement, pursuant to which we sold an undivided 50% interest to Kohlberg Kravis Roberts & Co. L.P. in the undeveloped acreage we acquired for approximately $131 million, after final closing adjustments.

•

In November 2013, we and BG US Gathering Company, LLC, an affiliate of BG Group plc, closed the conveyance of 100% of the equity interests in TGGT Holdings, LLC (“TGGT”), to Azure Midstream Holdings, LLC (“Azure”) for an aggregate sales price of approximately $910 million, of which approximately $877 million was paid in cash ($242 million net to us after repayment of TGGT’s outstanding indebtedness) and the remaining portion was paid in the form of an approximate 7% equity interest in Azure, which was divided equally between EXCO and BG Group.

•

In December 2013, we launched a transferable subscription rights offering and related private placement pursuant to which we raised net proceeds of approximately $273 million at the closing in January 2014.

Our Named Executive Officers were instrumental in arranging and carrying out each of these transactions. As a result of these transactions, we added to our existing core Haynesville shale properties as well as entered into a new resource play in the Eagle Ford shale, which enhanced and diversified our reserve base, and we began deleveraging our balance sheet while still maintaining a significant interest in the upside potential of certain of the Company’s natural gas properties. In connection with these significant transactions and the departure of several key employees during 2013, the compensation committee determined in late 2013 that it was important to retain and incentivize our Named Executive Officers who remained in office at the end of 2013.

Key Compensation Decisions in 2013. We believe that our compensation for Named Executive Officers (including Messrs. Miller, Smith and Wilson) for fiscal 2013 was consistent with the objectives of our compensation philosophy and with our performance, and were also consistent with the purposes of retaining and incentivizing our Named Executive Officers in light of the departure of certain key officers during 2013. The key compensation actions taken with respect to our Named Executive Officers (including Messrs. Miller, Smith and Wilson) in 2013 are summarized below:

•

On February 28, 2013, our Board of Directors adopted the 2013 Management Incentive Plan (the “2013 Management Incentive Plan”) to replace our historical practice of year-end discretionary cash bonuses and such bonuses were paid in March 2014. This plan provides performance-based metrics that account for 50% of the bonus pool with the Compensation Committee having discretion over the remaining 50% of the bonus pool.

•

During 2013, in connection with (i) Mr. Hickey’s appointment as president, the compensation committee determined to increase Mr. Hickey’s base salary from $525,000 to $750,000 and (ii) Mr. Mulhern’s appointment as executive vice president and chief financial officer, the compensation committee determined to compensate Mr. Mulhern with a base salary of $750,000 (prorated for 2013) in addition to the additional compensation described below.

•

In August 2013, the compensation committee consulted with Alvarez & Marsal Taxand, LLC (“A&M Tax”) primarily with respect to proposed long-term equity incentives for our Named Executive Officers, as well as for other key executives. In light of our focus on aligning our shareholders’ interest with that of our Named Executive Officers and other executives, the compensation committee granted a mix of long-term incentive awards in August 2013 which consisted of stock options that vest over time and shares of restricted stock that vest upon the achievement of certain share price targets over a period of time.

•

In August 2013, the compensation committee determined to increase Mr. Miller’s base salary from $1 million to $1.25 million, effective September 1, 2013, primarily based on a review of his base salary level as compared to similarly situated chief executives at companies in our peer group.

•

In November 2013, the compensation committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”) to conduct an annual review of our total compensation program for our Named Executive Officers, as well as for other key executives.

•

To retain and incentivize them to continue providing services in light of the senior management changes in 2013 and the current search process for a replacement chief executive officer, the compensation committee recommended, and the Board of Directors approved, three separate Bonus and Retention Agreements with each of Messrs. Boeing, Hickey and Mulhern in January 2014.

Consistency with Compensation Objectives. We believe that the compensation decisions in 2013 were consistent with our compensation objectives because:

•	Competition for highly skilled, technical employees in the oil and natural gas industry remained intense in 2013.

•

The compensation committee continues to focus on long-term equity incentive compensation with significant vesting conditions, including conditions tied to our future stock price, to reward and retain our Named Executive Officers for contributions to the Company’s long-term performance and value.

•

Despite the changes in our senior management, we have retained and recruited several key officers and other management personnel and believe that our senior management team, together with a new chief executive officer, will work to fulfill our business strategy and increase shareholder return.

Overview of Compensation Program

The compensation committee of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee reviews and recommends to our Board of Directors the compensation and benefits for our executive officers, administers our stock plans and assists with the establishment of general policies relating to compensation and benefits for all of our employees. The compensation committee seeks to ensure that the total compensation paid to our officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers are similar to those provided to our other officers and managers.

The following discussion summarizes in more detail our executive compensation program, including our compensation objectives and philosophies, the processes and sources of input that are considered in determining compensation for our Named Executive Officers and an analysis of the compensation paid to or earned by our Named Executive Officers in 2013.

Compensation Philosophy and Objectives

We believe that the most effective compensation program is one that is designed to reward all of our employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

Over the last several years, our focus was to maximize shareholder value by increasing reserves, production and cash flow in a cost-effective manner through the appraisal and development of the Company’s shale resources, particularly in the Haynesville, Marcellus and Eagle Ford shale formations. Proper development of these shale properties requires personnel with significant technical knowledge and expertise that encompasses analyzing geological and geophysical data and possessing the skills necessary to drill and complete these high-pressure wells to maximize the economic potential. As a result, we have cultivated a skilled workforce with core competencies exploiting and developing complex shale resources. This skilled workforce is integral to the execution of our corporate strategy.

Competition for skilled, technical employees in the oil and natural gas industry remained intense throughout 2013, particularly for individuals with experience analyzing and exploiting shale resources. In 2013, we continued our philosophy of using restricted stock with significant time and performance-based vesting periods as an incentive for our officers, including our Named Executive Officers, and our other selected employees primarily because we believed:

•	restricted stock awards help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted stock awards are designed to allow selected employees to acquire a direct ownership interest in us over time and therefore be fully aligned with our shareholders;

•	restricted stock awards with vesting conditions tied to the price of our common stock align the interest of our officers with our shareholders;

•

restricted stock awards are designed to be less vulnerable than stock options to volatility in our stock price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if our stock price decreased in the short-term; and

•

based on market data provided by our outside compensation consultant, awarding restricted stock would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since most of the companies in our peer group issue restricted stock or restricted stock units as part of their executive compensation incentives.

We also granted stock options to our Named Executive Officers (including Messrs. Miller and Wilson) and other selected officers and employees during 2013 in an effort to retain and incentivize our personnel while also aligning their interests with those of our shareholders. All of our stock options are awarded at the NYSE’s closing price of our Common Stock on the date of the grant. A stock option becomes valuable only if our Common Stock price increases above the price on the date of grant and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain our employee. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of our stock.

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated authority to the compensation committee to make all compensation decisions for our executive officers and approve all grants of equity awards to our executive officers and certain other selected officers. The compensation committee annually reviews the performance of our chief executive officer. Our chief executive officer has historically reviewed the performance of each other executive officer on an annual basis. Until we appoint a new chief executive officer, our compensation committee will review the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual bonus award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion in modifying any recommended adjustments or awards to our executives and has the final authority to establish the compensation packages for our executive officers. The compensation committee may delegate authority and responsibilities to subcommittees, as long as such subcommittees consist of not less than two members.

Setting Executive Compensation

Outside Consulting Firm. Based on the foregoing objectives, the compensation committee structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving those goals.

In October 2012, the compensation committee engaged A&M Tax to conduct an annual review of our total compensation program for the Named Executive Officers, including Messrs. Miller, Smith and Wilson, as well as for other key executives. The compensation committee selected A&M Tax to conduct an annual review of the company’s total compensation program for its Named Executive Officers as well as for other key executives based on, among other things, A&M Tax’s reputation, experience and previous relationship with the Company.

In connection with their engagement, A&M Tax provided various executive compensation consulting services including, among other things, analyzing the compensation practices of the peer group companies, presenting executive compensation recommendations to the compensation committee, assisting and advising the compensation committee in finalizing executive officer compensation, providing various market analysis and multiple compensation scenarios and an analysis of the compensation paid to the Company’s Named Executive Officers utilizing various peer groups. In analyzing the compensation practices of peer group companies, A&M Tax gathered data from public filings and other sources.

In November 2013, the compensation committee determined to retain a new consultant to review our compensation program and engaged Frederic Cook to conduct an annual review of our total compensation program for our Named Executive Officers, as well as for other key executives. The compensation committee selected Frederic Cook to provide these services based on, among other things, Frederic Cook’s reputation, substantial insight and experience with executive compensation programs in our industry.

Independence of Consulting Firm. The compensation committee annually reviews the performance, independence and related fees paid to executive compensation consultants and has concluded that our current compensation consultant, Frederic Cook, is independent. The fees paid to A&M Tax and Frederic Cook, the entities that provided executive compensation consulting services to the Company during 2013, were $440,873 and $10,685, respectively.

The compensation committee did not review or approve the services provided by or fees paid to A&M Tax, which provided consulting services in 2013 to the EXCO/HGI Partnership. The EXCO/HGI Partnership approved the services provided by and fees paid to A&M Tax in the ordinary course of its business. The consulting services A&M Tax provided to the EXCO/HGI Partnership included, among other things, analyzing the long-term compensation programs at publicly-traded master limited partnerships, reviewing overall compensation philosophy, bonus plan design, and long-term incentive award alternatives for master limited partnerships, researching and analyzing tax implications of a proposed incentive plan and a review of plan documents and award agreements.

Peer Group. In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of publicly-traded oil and natural gas companies with similar operations and revenue. The peer group consists of companies against which the compensation committee believes we compete for talent and for shareholder investment. Our peer group in 2013 consisted of the following companies: Bill Barrett Corporation; Cabot Oil & Gas Corporation; Cimarex Energy Company; Comstock Resources Inc.; Concho Resources, Inc.; Continental Resources Inc., Forest Oil Corporation; Penn Virginia Corporation; Petroleum Development Corporation; Quicksilver Resources Inc.; Range Resources Corporation; Rosetta Resources Inc.; Sandridge Energy, Inc.; SM Energy Company; Stone Energy Corporation; Swift Energy Company; Ultra Petroleum Corporation; W&T Offshore, Inc. and Whiting Petroleum Corporation. From 2012 to 2013, we modified our peer group to remove Berry Petroleum Company and Plains Exploration & Production Company due to their pending or recent acquisitions.

In comparing the Company’s executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes restricted stock, restricted stock units, stock options, other types of equity compensation, pensions, and perquisites), and total compensation for 2012 (the most recent year for which information regarding the peer group’s executive compensation was available).

Total Direct Compensation. We compete with many larger companies for top executive-level talent. Our compensation committee took into consideration a number of factors when setting and determining the total direct compensation (base salary, cash bonus and the value of the individual’s equity awards granting during that year) for our Named Executive Officers in 2013, including Messrs. Miller, Smith and Wilson, including depressed natural gas prices, exercise prices for existing stock options and the vesting periods for previously issued restricted stock awards. Although our compensation committee does not identify specific target ranges for the total direct compensation of each Named Executive Officer, the compensation committee generally set total direct compensation for our Named Executive Officers, including Messrs. Miller, Smith and Wilson, between the twenty-fifth and the seventy-fifth percentile of compensation paid to similarly situated executives of the companies comprising the peer group. The compensation committee determined that the level of 2013 total direct compensation (including the final tranche of the retention bonus amounts that were approved in August 2011) for our Named Executive Officers, including Messrs. Miller, Smith and Wilson, was appropriate based on an analysis of our peer group’s total direct compensation and other market data that our compensation committee deemed relevant.

A significant percentage of total compensation for our Named Executive Officers is allocated to stock options and restricted stock awards as a result of our compensation philosophy described above. We granted stock options to our Named Executive Officers in 2013, including Messrs. Miller and Wilson, which we believe incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value because income from stock option compensation is realized by our personnel only as a result of the successful performance of our company over time. Restricted stock awards with significant vesting periods and other conditions such as the awards granted in 2011, 2012 and 2013 to our Named Executive Officers, including Messrs. Miller, Smith and Wilson, serve a similar objective ensuring that those executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. In addition, the compensation committee considers the Company’s historical burn rate when determining what stock options and restricted stock awards are appropriate. The Company’s three-year average burn rate (using ISS’ methodology) was approximately 2%.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for our executive officers. Rather, the compensation committee relies on each committee member’s knowledge and experience as well as information provided by management and the outside consultant to determine the appropriate level and mix of compensation.

Executive Compensation Components

Our executive compensation program consists of various elements of compensation that are intended to work together to provide total compensation that attracts, retains and motivates highly qualified and experienced individuals, ensures that a significant portion of their total compensation is “at risk” in the form of equity compensation and that such compensation represents a competitive compensation package that is consistent with our core values. For the fiscal year ended December 31, 2013, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	cash bonus under the 2013 Management Incentive Plan;

•	long-term incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his position and responsibility by using market and other data that our compensation committee deems relevant.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	performance of the executive’s department or functional unit;

•	our operational performance, with respect to our production, reserves, finding and operating costs, drilling results, risk management activities and asset acquisitions;

•	our financial performance, with respect to our cash flow, net income, cost of capital, general and administrative costs and Common Stock price performance;

•	our overall competitive position and outlook relative to our industry;

•	level of responsibility; and

•	leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

Executive salary levels are typically considered annually by our compensation committee. In December 2012, the compensation committee reviewed the annual base salaries for our Named Executive Officers, including Messrs. Miller, Smith and Wilson, and decided not to make any changes for fiscal 2013. During 2013, however, the compensation committee did revise the base salaries of (i) Mr. Hickey who had his annual base salary increased to $750,000 in connection with his increased duties and responsibilities upon being appointed our president on February 28, 2013 and (ii) Mr. Miller who received a raise equal to approximately 25% of his 2012 base salary, effective September 1, 2013, primarily based on his base salary as compared to similarly situated executives at companies in our peer group. The compensation committee has not made any changes to the base salary levels of our Named Executive Officers for 2014.

Cash Bonus

Prior to 2013, we typically paid year-end discretionary cash bonuses to each of our Named Executive Officers based on the Company’s performance during the year and an analysis by our compensation committee of our peer group’s total cash compensation and other market data. The payment of any cash bonus to Named Executive Officers was approved by our compensation committee, whose determination was historically based on the overall success of our company and not solely as a result of any particular financial, operational or individual performance criteria or target. On February 28, 2013, our Board of Directors adopted the 2013 Management Incentive Plan to replace our historical year-end discretionary cash bonuses for our officers, including our Named Executive Officers.

2013 Management Incentive Plan. The 2013 Management Incentive Plan is administered by the compensation committee of the Board of Directors to attract and retain the Company’s management team and to encourage them to remain with and devote their best efforts to the Company, and to reward such executives for outstanding performance, thereby advancing the interests of the Company and aligning management’s interests with those of the Company’s shareholders. Payments made under the 2013 Management Incentive Plan are not intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code. The Company’s Named Executive Officers and other officers, as designated by our Board of Directors, are eligible to participate in the 2013 Management Incentive Plan. Awards under the 2013 Management Incentive Plan are subject to customary forfeiture, change in control and termination provisions.

The 2013 Management Incentive Plan created an annual incentive pool for the calendar year beginning January 1, 2013 (the “Performance Period”) for our Named Executive Officers and certain other officers based on achievement of the following performance measures of the Company: production, net asset value, finding costs, adjusted EBITDA, relative total shareholder return and the discretion of the compensation committee. The amount of the incentive pool was calculated using the weighted actual performance for each performance measure for the Performance Period (each of which were weighted at 10%) and the discretion of the compensation committee (which was the remaining 50%); provided that the compensation committee had the authority to reduce or eliminate the incentive pool at any time. The target goals for production, finding costs and adjusted EBITDA were established using our internal budget representing the high end of our published guidance.

We did not achieve the threshold goal in fiscal 2013 for two of the five performance measures (net asset value and relative total shareholder return). Consequently, no bonus amounts were paid under the 2013 Management Incentive Plan based on those two performance measures. The fiscal 2013 performance targets and actual results for the remaining three performance measures of the Company taking into account acquisitions and dispositions during 2013 were as follows:

Performance Measures	Threshold (25%)	Target (50%)	Maximum (100%)	Actual Performance	Actual Achievement
	(Millions)	(Millions)	(Millions)	(Millions)	(%)
Production (Mmcfe)(1)	153.1	170.1	195.6	161.9	37.9%
Finding Costs ($)(2)	1.88	1.69	1.44	1.69	50.0%
Adjusted EBITDA ($)(3)	408.2	453.6	521.6	417.5	30.1%

(1)	Production is the net interest volumes of oil, natural gas and natural gas liquids stated on a Mcfe basis.
(2)	Finding costs means the amount of expense per Mcfe calculated by dividing exploration and development costs for wells completed during 2013 by extensions and discoveries associated with such wells, including performance revisions and excluding price revisions.
(3)	Adjusted EBITDA represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization, non-cash write-downs of assets, unrealized gains or losses on derivative financial instruments and other non-cash income and expense items.

The maximum amount of the incentive pool for the Performance Period under the 2013 Management Incentive Plan was approximately $6.3 million, 50% of which was eligible to be earned using the performance measures set forth in the table above and 50% was eligible to be earned at the discretion of the compensation committee. Based on the straight-line interpolation between of each the performance measures set forth in the table above, we achieved a weighted actual performance equal to 11.8% of a total potential of 50% in 2013. With respect to the discretionary portion of the incentive pool under the 2013 Management Incentive Plan, the compensation committee determined to include approximately 20% of a total potential of 50% in 2013. The compensation committee’s determination with respect to the discretionary portion was based primarily on management’s execution of the Company’s strategic goals during 2013, including the successful negotiation and execution of the Company’s rights offering which raised net proceeds of approximately $273 million for the Company, the acquisition of the Chesapeake Properties, the sale of the Company’s interest in TGGT, the formation of the EXCO/HGI Partnership with Harbinger Group, Inc. and the sale of the Company’s Permian Wolfcamp assets. The Compensation Committee also noted the Company’s positive operating results considering the challenges associated with the significant acquisition and divestiture activities during 2013 and the steady leadership and execution by management following the departure of the Company’s former Chairman and Chief Executive Officer, Douglas H. Miller. As a result, the aggregate amount of the incentive pool under the 2013 Management Incentive Plan equaled approximately $2.0 million.

The compensation committee had the authority to determine the amounts of the individual awards to eligible employees under the 2013 Management Incentive Plan. The compensation committee approved the payment of the following individual cash bonus awards to our Named Executive Officers under the 2013 Management Incentive Plan.

Name	2013 Management Incentive Plan Bonus
Harold L. Hickey	$240,000
Mark F. Mulhern	$180,000
William L. Boeing	$160,000

Long-Term Incentive Compensation

Incentive Plan. In many cases over the last several years, incentives granted under the Incentive Plan comprise the largest portion of our Named Executive Officers’ total compensation package. As a result, a significant portion of compensation is “at risk” and tied to the performance of the Company. The Incentive Plan was originally adopted and approved by the Board of Directors of our predecessor entity in September 2005 and ultimately assumed by us. Over the years, with shareholder approval, we have increased the number of shares of Common Stock authorized for issuance under the Incentive Plan. Currently, the number of shares authorized for issuance under the Incentive Plan is 45,500,000 shares and each share granted that is subject to a full-value award will count as 1.74 shares against the total number of remaining shares we have reserved for issuance under the Incentive Plan. The term of the Incentive Plan will expire on February 28, 2023. The stated purpose of the Incentive Plan is to provide financial incentives to selected employees and to promote our long-term growth and financial success by:

•	attracting and retaining employees of outstanding ability;

•	strengthening our capability to develop, maintain and direct a competent management team;

•	providing an effective means for selected employees to acquire an ownership interest in us;

•	motivating employees to achieve long-range performance goals and objectives; and

•	providing incentive compensation competitive with other similar companies.

Another important objective of our long-term incentive compensation is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Our compensation committee administers the Incentive Plan and the awards granted under the Incentive Plan. Awards under the Incentive Plan can consist of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights and other awards. Until we began using restricted stock with significant vesting periods in August 2011, we had previously only used stock options under the Incentive Plan as incentives for our employees. We believe stock options incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value because income from stock option compensation is realized by our personnel only as a result of the successful performance of our company over time. In 2012 and 2013, we continued our philosophy of using restricted stock with significant vesting periods as an incentive for our officers and other selected employees primarily because we believed:

•	restricted stock awards help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted stock awards allow selected employees to acquire a direct ownership interest in us over time and therefore be fully aligned with our shareholders;

•

restricted stock awards are less vulnerable than stock options to volatility in our stock price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if our stock price decreased in the short-term; and

•

based on market data provided by our outside compensation consultant, awarding restricted stock would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since most of the companies in our peer group issue restricted stock or restricted stock units as part of their executive compensation incentives.

Previous awards and grants of stock options and restricted stock, whether vested or unvested, generally have no impact on the current year’s awards and grants unless otherwise considered by our compensation committee.

Stock Option Grants. A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain our employee. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of our stock. All options are awarded at the NYSE’s closing price of our Common Stock on the date of the grant. The compensation committee has never granted options with an exercise price that is less than the closing price of our Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Pursuant to the terms of our stock option agreements, the stock options granted:

•	are vested as to 25% of the shares subject to the option on the date of grant and will vest an additional 25% on each of the next three anniversaries of the date of grant;

•	expire on either the tenth or the fifth anniversary of the date of grant, or sooner under some circumstances; and

•	become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

As described under “—Compensation Philosophy and Objectives”, we granted stock option bonuses in August 2013 to selected employees, including all of the Named Executive Officers (including Messrs. Miller and Wilson), based on a target percentage equal to between 55% and 125% of such employee’s annual base salary approved by the compensation committee at the time of the grant, pro rata for any partial year of service, multiplied by such person’s base salary and then divided by a Black-Scholes grant date valuation. Based on this formula, we granted stock options to the Named Executive Officers in August 2013 as set forth in the table below.

Name	Base Salary	Grant Date Fair Value	2013 Stock Options
Harold L. Hickey	$750,000	$752,905	204,900
Mark F. Mulhern	$750,000	$564,771	153,700
William L. Boeing	$500,000	$376,636	102,500
Douglas H. Miller	$1,250,000	$1,568,644	426,900
Mark E. Wilson	$385,000	$289,918	78,900

Restricted Stock Grants. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the compensation committee. Restricted stock awards with significant vesting periods and other conditions help ensure that those individuals remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. Pursuant to the terms of the restricted stock award agreements, the shares of restricted stock granted:

•

on August 13, 2013 in two separate restricted stock awards to each of our Named Executive Officers, including Messrs. Miller and Wilson, and selected other officers, were subject to a performance vesting schedule based upon the first trading day immediately following the date that the fair market value of a share of our common stock equals or exceeds $10.00 in one grant and $15.00 in the other grant during any thirty (30) consecutive trading day period (the “Attainment Date”). The shares of restricted stock vest as follows: (i) if the Attainment Date occurs on or before the first anniversary of the grant date, 50% of the shares vest on the first anniversary of the grant date and the remaining 50% vest on the second anniversary of the grant date; (ii) if the Attainment Date occurs after the first anniversary of the grant date but before the second anniversary of the grant date, 50% of the shares vest on the Attainment Date and the remaining 50% vest on the second anniversary of the grant date; (iii) if the Attainment Date occurs after the second anniversary of the grant date but before the fifth anniversary of the grant date, 100% of the shares vest on the Attainment Date, in each case, provided the applicable Named Executive Officer is employed by or providing services to the Company or a subsidiary on such date;

•

on April 1, 2013 to Mr. Mulhern in connection with the commencement of his employment as our executive vice president and chief financial officer vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

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on December 13, 2012 and August 15, 2011 to our Named Executive Officers, including Messrs. Miller, Smith and Wilson, and other selected officers and employees, vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

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on November 21, 2011 to our Named Executive Officers, including Messrs. Miller, Smith and Wilson, and selected officers, vest over a five year period with 60% of these shares vesting on the third anniversary of the grant date, 20% of these shares vesting on the fourth anniversary of the grant date and 20% of these shares vesting on the fifth anniversary of the grant date;

•

on November 21, 2011 to our other officers and selected employees vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date; and

•

become fully vested, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us or upon the death or disability of the holder as defined in the Incentive Plan.

The compensation committee granted, effective August 13, 2013, a total of 736,000 shares of restricted stock to a select group of employees, which included our Named Executive Officers and Messrs. Miller and Wilson, based on a target percentage equal to between 50% and 125% of such employee’s annual base salary approved by the compensation committee at the time of the grant, pro rata for any partial year of service. Under the terms of the Incentive Plan at the time of the grants on August 13, 2013, each share of restricted stock granted counted as 1.74 shares against the total number of remaining shares we have reserved for issuance under the Incentive Plan, subject to future forfeitures of unvested shares prior to the applicable vesting dates, such that 1,280,640 shares were deemed to have been granted under the Incentive Plan.

Each of the Named Executive Officers, including Messrs. Miller, Smith and Wilson, received the following grants of restricted stock under the Incentive Plan during 2013, 2012 and 2011:

Named Executive Officer	Restricted Shares Awarded in 2013		Restricted Shares Awarded in 2012		Restricted Shares Awarded in 2011
Harold L. Hickey	97,600		20,800		120,218
Mark F. Mulhern	173,200	(1)	—		—
William L. Boeing	48,800		23,100		132,741
Douglas H. Miller	203,400	(2)	46,200	(3)	266,317	(3)
Stephen F. Smith	—		34,700		199,529
Mark E. Wilson	37,600	(4)	17,800	(5)	92,668	(4)

(1)	The compensation committee granted, effective April 1, 2013, a total of 100,000 shares of restricted stock to Mr. Mulhern in connection with the commencement of his employment as our executive vice president and chief financial officer.
(2)	In connection with Mr. Miller’s resignation, the shares of restricted stock granted to Mr. Miller on August 13, 2013 were forfeited on November 20, 2013.
(3)	In connection with Mr. Miller’s resignation, the shares of restricted stock granted on December 13, 2012 and November 21, 2011 were accelerated to immediately become fully vested as of November 20, 2013; provided, that Mr. Miller is prohibited from selling, pledging or otherwise transferring such shares until April 15, 2014.
(4)	These shares of restricted stock, all of which were unvested at the time of Mr. Wilson’s resignation, were forfeited on October 23, 2013.
(5)	The unvested portion of the shares of restricted stock granted on December 13, 2012 were forfeited on October 23, 2013

August 2011 Compensation Awards. In August 2011, we (1) adopted the EXCO Resources, Inc. Retention Bonus Plan (the “Retention Bonus Plan”), which is a cash bonus plan, and (2) made restricted stock grants under the Incentive Plan. These awards were in addition to our regular year-end cash bonus and Incentive Plan awards. These changes were made to reward select employees for their past contributions to the Company, especially given the significant work involved in the strategic review process that was terminated by the Special Committee in July 2011, and to motivate and incentivize select employees for future performance. The compensation committee determined that some of the compensation would be in the form of cash while the remainder would be in the form of restricted stock compensation to encourage future performance and align the employee’s interests with those of our shareholders.

A cash retention bonus based on a variable percentage of base salary was paid to all salaried employees other than Douglas H. Miller, our former chairman and chief executive officer, and Stephen F. Smith, our former president and chief financial officer, each of whom did not receive a cash bonus under the Retention Bonus Plan. Set forth below are the cash bonus amounts awarded to Named Executive Officers, including Messrs. Miller, Smith and Wilson, in August 2011 pursuant to the Retention Bonus Plan.

Name	Retention Bonus
Harold L. Hickey	$450,000
Mark F. Mulhern	$0	(1)
William L. Boeing	$500,000
Douglas H. Miller	$0
Stephen F. Smith	$0
Mark E. Wilson	$350,000

(1)	Mr. Mulhern was not serving as a Named Executive Officer at the time of the adoption of the Retention Bonus Plan.

The retention bonus was paid in three installments: 25% on August 15, 2011, 25% on August 15, 2012 and 50% on August 15, 2013. The retention bonus was paid only to persons who were employed with us as of the payment dates.

Each of the Named Executive Officers, including Messrs. Miller, Smith and Wilson, received the following grants of restricted stock on August 15, 2011.

Named Executive Officer	Number of Restricted Shares Awarded
Harold L. Hickey	15,500
Mark F. Mulhern	0	(1)
William L. Boeing	17,200
Douglas H. Miller	34,400	(2)
Stephen F. Smith	25,800
Mark E. Wilson	12,000	(3)

(1)	Mr. Mulhern was not serving as a Named Executive Officer at the time of the restricted stock grants.
(2)	In connection with Mr. Miller’s resignation, 11,466 shares of restricted stock that remained unvested were accelerated and became fully vested on November 20, 2013.
(3)	In connection with Mr. Wilson’s resignation, 4,000 shares of restricted stock that remained unvested were forfeited on October 23, 2013.

Historical Long-Term Incentive Grants. The following table shows the number of our employees as of December 31st of each year set forth below, the number of stock options granted to new hires, the number of stock options granted as an annual incentive bonus and the number of shares of restricted stock granted (excluding the effect of the applicable fungible share ratio) during each of the years set forth below.

	2013	2012	2011	2010	2009	2008
Number of Employees	755	919	1,093	927	802	892
Stock Option Awards to New Hires	577,000	106,500	136,800	443,700	424,750	1,790,800
Annual Option Bonus Awards	2,269,500	—	659,800	1,744,200	2,543,800	2,288,200
Restricted Stock Awards(1)	1,292,700	926,900	2,589,709	—	—	—

(1)	The shares of restricted stock granted in 2011, 2012 and 2013 resulted in a reduction of 4,797,526 shares, 1,946,490 shares and 2,285,298 shares, respectively, available for issuance under the Incentive Plan due to the effect of the applicable fungible share ratios (subject to any forfeitures of unvested shares prior to the applicable vesting dates).

Stock Ownership Guidelines. We do not have formal stock ownership guidelines. However, our executive officers are encouraged to maintain or establish a significant level of direct stock ownership.

Retirement and Other Benefit Plans

401(k) Plan. All of our employees are eligible to participate in the EXCO Resources, Inc. 401(k) Plan. The amount of the matching contribution under the 401(k) plan is discretionary, however, in recent years we have matched 100% of employee contributions to the 401(k) plan up to the Internal Revenue Service limit with vesting of Company matching contributions based on years of service with us. In addition, our employees may select our Common Stock as an investment option under the 401(k) plan, up to a maximum of 50% of their contribution.

Severance Plan. The Fourth Amended and Restated Severance Plan, or the Severance Plan, is applicable to all of our employees in the event of a change of control. The Severance Plan provides for the payment of severance equal to 1.25 times an employee’s annual base salary in the event the employee’s employment is terminated or there is an adverse change in the employee’s job or compensation within twelve months following a change of control, as defined in the Severance Plan. For more information about the Severance Plan, see “—Compensation of Executive Officers—Potential Payments Upon Termination or Change-in-Control.”

Other Benefits Plans. We offer a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. Our Named Executive Officers (including Messrs. Miller, Smith and Wilson during their employment with us) are generally eligible to participate in these employee benefit plans on the same basis as the rest of our employees. In addition, we provide annual physical exams for our executive officers.

Perquisites and Other Personal Benefits

We provided two of our Named Executive Officers in 2013, 2012 and 2011 with perquisites and other personal benefits that the compensation committee believed were reasonable and consistent with our overall compensation program. Dr. Douglas Ramsey spent less than 1% of his time during 2013, 25% of his time during 2012 and 20% of his time during 2011 on Mr. Douglas H. Miller’s personal business ventures. In addition, Mr. Miller’s administrative assistants spent between approximately 5% and 20% of their time on Mr. Miller’s personal matters during 2013, 2012 and 2011. Mr. Smith’s administrative assistant spent approximately 5% to 10% of her time on Mr. Smith’s personal matters during 2013, 2012 and 2011. On limited occasions, executives authorized to use chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. Since we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no incremental direct operating cost to us for the additional passengers. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Attributed costs, if any, of the personal benefits described above for the Named Executive Officers, including Messrs. Miller, Smith and Wilson, for the fiscal years ended December 31, 2013, 2012 and 2011 are included in the Summary Compensation Table under the heading “All Other Compensation.”

Compensation for our Former Chief Executive Officer

As our former chairman, chief executive officer and a founding member of the group that acquired control of the Company in 1997, Mr. Miller was primarily charged with the creation and implementation of our overall strategy until his resignation in November 2013. When compared to compensation levels of chief executive officers for our peer companies, A&M Tax’s survey concluded that Mr. Miller’s total direct compensation during 2012 ranked in the 5th percentile of his peers. Based on A&M Tax’s survey and other information the compensation committee deemed relevant, the compensation committee determined to raise Mr. Miller’s annual base salary from $1,000,000 to $1,250,0000, effective September 1, 2013.

Settlement Agreement

In connection with Mr. Miller’s resignation, we entered into the Settlement Agreement with Mr. Miller in November 2013. The Settlement Agreement includes covenants from Mr. Miller not to solicit, contact or communicate with our employees or independent contractors prior to December 31, 2014. The Settlement Agreement also includes customary waiver and release, non-disclosure, confidentiality and non-disparagement provisions. In consideration of the terms set forth in the Settlement Agreement, the Settlement Agreement provides for benefits consisting of: (i) all accrued but unpaid salary through November 20, 2013, (ii) health care benefits coverage for Mr. Miller and his dependents through May 31, 2015, (iii) cash payments of $4.0 million on November 29, 2013 and $1.0 million on December 31, 2014, and (iv) an aggregate of 323,983 shares of unvested restricted stock being accelerated to immediately become fully vested as of November 20, 2013; provided, that Mr. Miller is prohibited from selling, pledging or otherwise transferring such shares of restricted stock until April 15, 2014. The 203,400 shares of unvested restricted stock that were granted to Mr. Miller on

August 13, 2013 were forfeited back to the Company on November 20, 2013 in connection with Mr. Miller’s resignation. In accordance with the terms of our standard stock option agreements, Mr. Miller’s unvested stock options were forfeited back to the Company on November 20, 2013 and Mr. Miller’s vested stock options, which had exercise prices ranging from $7.50 to $18.50 per share, expired thirty days following his resignation and were forfeited back to the Company.

Consulting Agreement

Effective February 28, 2013, the Company entered into the Consulting Agreement with Mr. Smith, pursuant to which Mr. Smith elected to retire from the Company and agreed to resign from his positions as Vice Chairman, President and Chief Financial Officer and to transition his current duties and responsibilities to each of his respective successors and perform such other duties as agreed to between the parties during the transition period from February 28, 2013 until May 31, 2013 (the “Transition Period”). During the Transition Period, the Company paid Mr. Smith his monthly base salary that was in effect immediately prior to February 28, 2013, less applicable withholding taxes.

Following the Transition Period, Mr. Smith began serving as a consultant to the Company and as a director of EXCO/HGI GP, LLC, the general partner of the EXCO/HGI Partnership, and to provide consulting services, among other things, related to assistance with the Company’s operational, financial, human resources, recruiting, vendor relations, business development activities, future partnership entities and other projects and duties that are agreed to between the Company’s Management Executive Committee and Mr. Smith. Pursuant to the Consulting Agreement, Mr. Smith agreed to provide such consulting services beginning on June 1, 2013 and ending on June 1, 2016 (the “Consulting Period”). The Consulting Agreement will terminate upon the earlier of (i) June 1, 2016, (ii) the date Mr. Smith dies or suffers a total and permanent disability, (iii) sixty days following the date Mr. Smith provides written notice that he intends to cease providing consulting services or (iv) immediately on the date that the Company notifies Mr. Smith in writing that it is terminating the Consulting Agreement for cause (as defined in the Consulting Agreement) (clauses (iii) and (iv) above each being referred to herein as an “Award Termination Event”).

The Consulting Agreement further provides: (i) that the Company will pay Mr. Smith a consulting fee of $250,000 per year during the Consulting Period, payable in equal monthly installments, (ii) that for any awards previously granted to Mr. Smith under the Incentive Plan and outstanding as of February 28, 2013, a termination of service shall not be deemed to have occurred, and such awards shall continue to vest as provided in the underlying award agreements, as amended by the Consulting Agreement, as long as Mr. Smith provides services under the Consulting Agreement, (iii) that to the extent any awards previously granted to Mr. Smith are options, the unvested portion of such options shall immediately become fully vested and exercisable upon the earlier of June 1, 2016 or the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event) and the vested portion of such options shall remain exercisable until the earlier of (A) the last day of the term of the option (which term shall be extended to the same extent as the term may be extended by the Board of Directors or other governing body of the Company from time to time for other options that were granted on the same date to a group of participants), or (B) one year after the date the Consulting Agreement terminates as a result of an Award Termination Event, (iv) that to the extent any awards previously granted to Mr. Smith are restricted stock, the unvested portion of such restricted stock shall immediately become fully vested upon the earlier of (A) June 1, 2016 or (B) the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event) and (iv) for certain other expense reimbursement and COBRA benefits. The Consulting Agreement supersedes any and all prior agreements or understandings between the parties.

Bonus and Retention Agreements

On January 17, 2014, we entered into three separate Bonus and Retention Agreements (collectively, the “Retention Agreements”), with each of Messrs. Boeing, Hickey and Mulhern in order to retain and incentivize them to continue providing services to the Company in light of the resignation of the Company’s former chief executive officer and the board of directors’ current search process for a replacement chief executive officer.

Retention Bonus. Pursuant to the terms of the Retention Agreements, each of Messrs. Boeing, Hickey and Mulhern are entitled to a cash payment on June 30, 2014 equal to fifty percent (50%) of their base salary (the “Retention Bonus”), provided that such executive is continuously employed by the Company from January 17, 2014 through June 30, 2014 and provided that such executive complies with certain confidentiality, non-disparagement and non-solicitation provisions contained in the Retention Agreement. Notwithstanding the foregoing, the Retention Bonus will be paid to each executive: (i) on the closing date of a Change of Control (as defined in the Retention Agreements) (if a Change of Control occurs prior to June 30, 2014) or (ii) on the earlier of June 30, 2014 or the date that is thirty (30) days following the executive’s separation from service (A) due to death or disability, (B) due to the executive’s termination of employment by the Company without cause or (C) for “good reason”.

Special Severance Benefits. The Retention Agreements provide for certain benefits upon the separation of service of Messrs. Boeing, Hickey and Mulhern due to (i) termination of such executive’s employment by the Company without cause or (ii) termination of employment by such executive for “good reason” during the period (the “Special Severance Period”) beginning on the date that a new person (other than a person who was employed by the Company as of January 17, 2014) is hired as the Chief Executive Officer of the Company (the “Commencement Date”) and ending on the earlier of (A) the effective date of a Change of Control or (B) the date that is two years following the Commencement Date (a “Qualifying Termination”). The severance benefits (the “Special Severance Benefits”) provided during the Special Severance Period are, subject to certain exceptions:

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A cash payment equal to two (2) times such executive’s base salary (less applicable income and employment tax withholdings), fifty percent (50%) of which will be paid on the sixtieth (60th) day following Qualifying Termination of employment and fifty percent (50%) of which will be paid on the one (1) year anniversary of such executive’s separation from service;

•	COBRA benefits for up to eighteen (18) months following such executive’s Qualifying Termination;

•	Accelerated vesting of any unvested restricted stock awards with time-based vesting to the date of the Qualifying Termination; and

•

Extension of the exercise period for any vested stock options for one (1) year following the date of such executive’s Qualifying Termination (or if earlier, the date the options would have expired if such executive had remained employed by the Company).

In order to receive any of the Special Severance Benefits, Messrs. Boeing, Hickey and Mulhern must sign and return, within thirty (30) days of a Qualifying Termination, a release and any applicable revocation period must have expired. Receipt of the Special Severance Benefits is also contingent on each executive’s compliance with certain confidentiality, non-disparagement and non-solicitation provisions contained in the Retention Agreement. In the event of a Change of Control that occurs prior to the an executive’s Qualifying Termination, no Special Severance Benefits will be paid under the Retention Agreement. Instead, the terms of the Severance Plan will control.

Compensation Business Risk Review

Although portions of our salary and bonus compensation structure are performance-based, we have historically compensated our executive officers and other employees with a salary and bonus structure that is focused on overall company performance and is not based on the achievement of specified targets or milestones by any individual, department or function. We believe this compensation structure protected the Company and its shareholders against excessive risk taking by individuals, departments or functions who may have otherwise been motivated to achieve a particular target or milestone even if the achievement of that objective would not necessarily have contributed to the overall success of the Company. For 2013, our Board of Directors adopted the

Management Incentive Plan, which provided for an annual incentive pool for bonuses to our executive officers based on the achievement of certain performance criteria. In addition, our executive officers and other employees have a significant ownership stake in the Company resulting from direct investments and our long-term incentive compensation program. We use stock options and restricted stock awards with significant vesting periods because we believe those types of awards incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value. Restricted stock awards with significant vesting periods such as the awards granted in 2011, 2012 and 2013 to our Named Executive Officers help ensure that those executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. Similarly, income from stock option compensation is realized only as a result of the successful performance of our Company over time. The other elements of our compensation are comprised of typical benefit plans, such as a 401(k) Plan and health, life and disability insurance. Accordingly, our compensation committee believes that our compensation policies and practices do not create unreasonable or inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Say-on-Pay Vote

In June 2013, we held a shareholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our Named Executive Officers, with over 98% of shareholder votes cast in favor of our say-on-pay resolution. The compensation committee was mindful of this supportive say-on-pay vote when making its decisions to grant year-end bonuses in 2013. The compensation committee intends to take the say-on-pay votes into consideration in setting future compensation for our Named Executive Officers. We are mindful of the support our shareholders expressed for our compensation philosophy and the compensation committee remains committed to a focus on long-term incentive compensation as a strong incentive to reward our employees, including the Named Executive Officers, for achievement of strategic goals, and we will continue to consider shareholder concerns and feedback in the future. We intend to conduct an advisory vote to approve executive compensation on an annual basis until the next advisory vote to determine the frequency of future advisory votes on such compensation.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides generally that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Other than with respect to certain compensation that was paid to Mr. Miller, we believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in the future, the compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in compliance with the final regulations that became effective January 1, 2009.

Accounting for Share-Based Compensation

Our predecessor adopted the provisions of ASC 718, upon its formation in August 2005. Upon the closing of a series of mergers in connection with our initial public offering in February 2006, we adopted ASC 718.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE*

Robert L. Stillwell, Chairman

Jeffrey D. Benjamin

B. James Ford

Samuel A. Mitchell**

Wilbur L. Ross, Jr.***

Jeffrey S. Serota

*	Mr. Mulhern resigned from the compensation committee on February 28, 2013.

**	Mr. Mitchell was appointed to the compensation committee on September 10, 2013 and therefore did not participate in setting executive compensation for the fiscal 2011 or 2012 years.

***	Mr. Ross was appointed to the compensation committee on May 31, 2012 and therefore did not participate in setting executive compensation for the fiscal 2011 year.

Compensation of Executive Officers

The total compensation paid to our president and chief operating officer, Harold L. Hickey, our chief financial officer, Mark F. Mulhern, our former chairman and chief executive officer, Douglas H. Miller, our former president and chief financial officer, Stephen F. Smith, our former vice president, chief accounting officer and controller, Mark E. Wilson, and the other three most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal years ended December 31, 2013, 2012 and 2011 is set forth in the following Summary Compensation Table. For purposes of this section, references to Named Executive Officers includes Messrs. Miller, Smith and Wilson.

2013, 2012 AND 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)		Total ($)
Harold L. Hickey(5)(6) President and Chief Operating Officer	2013	656,250	465,000	621,224	752,905	—	—	23,000		2,518,379
	2012	450,000	362,500	157,456	—	—	—	22,500		992,456
	2011	450,000	350,000	1,507,782	—	—	—	22,000		2,329,782

Mark F. Mulhern(7) Executive Vice President and Chief Financial Officer	2013	562,500	380,000	1,159,918	1,198,411	—	—	32,246		3,333,075

William L. Boeing(6) Vice President, General Counsel and Secretary	2013	500,000	410,000	310,612	376,636	—	—	23,000		1,620,248
	2012	500,000	325,000	174,867	—	—	—	22,500		1,022,367
	2011	500,000	375,000	1,666,113	—	—	—	22,000		2,563,113

Douglas H. Miller Former Chairman and Chief Executive Officer	2013	941,505	—	1,294,641	1,568,644	—	—	4,023,000	(8)	7,827,790
	2012	1,000,000	400,000	349,734	—	—	—	125,500		1,875,234
	2011	1,000,000	500,000	3,341,102	—	—	—	97,000		4,938,102

Stephen F. Smith(9) Former Vice Chairman, President and Chief Financial Officer	2013	312,500	—	—	—	—	—	247,357	(8)	559,857
	2012	750,000	300,000	262,679	—	—	—	22,500		1,335,179
	2011	750,000	375,000	2,503,607	—	—	—	22,000		3,650,607

Mark E. Wilson(6) Former Vice President, Chief Accounting Officer and Controller	2013	313,676	175,000	239,324	289,918	—	—	40,769	(10)	1,058,687
	2012	385,000	247,500	134,746	—	—	—	22,500		789,746
	2011	350,000	262,500	1,163,021	—	—	—	22,000		1,797,521

(1)	This column represents the aggregate grant date fair value of restricted stock awards granted to each Named Executive Officer in 2013, 2012 and 2011 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 11. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2014.

(2)	This column represents the aggregate grant date fair value of stock options granted to each Named Executive Officer in 2013, 2012 and 2011 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 11. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2014.

(3)

The amounts shown in this column reflect, for each Named Executive Officer, matching contributions allocated by us to each of the Named Executive Officers pursuant to the EXCO Resources, Inc. 401(k) Plan as follows: Mr. Hickey—$23,000; Mr. Mulhern—$23,000; Mr. Boeing—$23,000; Mr. Miller—$23,000; Mr. Smith—$23,000; and Mr. Wilson—$23,000 for 2013; Mr. Hickey—$22,500; Mr. Boeing—$22,500; Mr. Miller—$22,500; Mr. Smith—$22,500; and Mr. Wilson—$22,500 for 2012; and Mr. Hickey—$22,000; Mr. Boeing—$22,000; Mr. Miller—$22,000; Mr. Smith—$22,000; and Mr. Wilson—$22,000 for 2011. For Mr. Miller, this column includes the estimated aggregate incremental cost to the Company related to the use of an estimated 25% of Dr. Ramsey’s time during 2012 and 20% of Dr. Ramsey’s time during 2011 on Mr. Miller’s personal business ventures. We did not include any amounts related to Mr. Miller’s use of Dr. Ramsey’s time for Mr. Miller’s personal business ventures during 2013 since it accounted for less than 1% of his time. We did not include any amounts related to Mr. Miller’s use of an estimated 5% to 20% of administrative assistants’ time for personal matters or Mr. Smith’s use of an estimated 5% to 10% of his administrative assistant’s time for personal matters in this table. The aggregate incremental cost to the Company for the use of the assistants’ time is valued at $0.00 because the Company did not incur any additional expenses for such employees as a result of such use. We maintain a suite at the American Airlines Center in Dallas, Texas and a suite at the Rangers Ballpark in Arlington, Texas for sporting events and other entertainment purposes. We have not included any amounts related to the suites as a perquisite because tickets to the suites are available to all of our employees on a non-discriminatory basis, with business entertainment purposes having priority as to use.

(4)	Mr. Miller owns and periodically chartered to the Company a jet aircraft through DHM Aviation, LLC (“DHM Aviation”). During 2013, 2012 and 2011, we paid DHM Aviation for our corporate use of the aircraft. We have not included any amounts related to the aircraft as a perquisite because all travel that is paid by us is restricted to travel that is integrally and directly related to performing the executive’s job and the amounts paid to DHM Aviation are in line with market rates for the charter of similar aircraft. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. Since we pay for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no aggregate incremental direct operating cost to us for the additional passengers. See “—Transactions with Related Persons—Corporate use of personal aircraft” for additional information on amounts paid to DHM Aviation.
(5)	In addition to serving as our Chief Operating Officer, Mr. Hickey became our President on February 28, 2013.

(6)	Bonus column includes cash amounts paid in August 2011, August 2012 and August 2013 pursuant to the Retention Bonus Plan and cash amounts paid in March 2014 for service and performance during 2013 pursuant to the 2013 Management Incentive Plan.

(7)	Mr. Mulhern became our Executive Vice President and Chief Financial Officer on April 1, 2013. In connection with the commencement of his employment, Mr. Mulhern received a sign-on bonus equal to $200,000 and 100,000 shares of restricted stock and a stock option to purchase 200,000 shares.

(8)	For Mr. Miller, this column includes cash severance payments of $4.0 million paid pursuant to the terms of the Settlement Agreement. For Mr. Smith, this column includes $166,667 of consulting fees paid pursuant to the terms of the Consulting Agreement and $57,690 paid to Mr. Smith upon his separation of service for accrued but unused vacation time.

(9)	Mr. Smith served as our President until February 28, 2013 and our Chief Financial Officer until April 1, 2013.

(10)	Includes $17,769 paid to Mr. Wilson upon his separation of service for accrued but unused vacation time.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Base Salary” for a discussion of the 2014 base salaries of our Named Executive Officers.

See “—Compensation Discussion and Analysis—Settlement Agreement” for a discussion of the Settlement Agreement with Mr. Miller.

See “—Compensation Discussion and Analysis—Consulting Agreement” for a discussion of the Consulting Agreement with Mr. Smith.

2013, 2012 AND 2011 REALIZED COMPENSATION TABLE

The following table supplements the Summary Compensation Table set forth under “—Compensation of Executive Officers” above. This table shows the compensation actually realized in the fiscal years ended December 31, 2013, 2012 and 2011 by our Named Executive Officers. We have included the Realized Compensation Table to better show how our equity compensation drives actual or “realized” compensation. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value restricted stock awards and stock options. SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year for which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table related to equity grants that have not yet vested and for which the value is consequently uncertain. In contrast, the supplemental table below includes only restricted stock awards that vested during the applicable fiscal year and shows the value of those awards as of the applicable vesting date. The supplemental table below also includes only stock options that were exercised during the applicable fiscal year and shows the value of those awards as of the applicable exercise date. It should be noted that there is no assurance that the Named Executive Officers will actually realize the value attributed to the restricted stock awards even in this supplemental table, since the value of the restricted stock awards will depend on when the restricted stock is sold.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards Value Realized ($)(2)	Option Value Realized ($)(3)	All Other Compensation ($)(1)	Total Realized Compensation ($)
Harold L. Hickey President and Chief Operating Officer	2013	656,250	465,000	73,560	—	23,000	1,217,810
	2012	450,000	362,500	38,391	—	22,500	873,391
	2011	450,000	350,000	—	—	22,000	822,000

Mark F. Mulhern Executive Vice President and Chief Financial Officer	2013	562,500	380,000	—	—	32,246	974,746

William L. Boeing Vice President, General Counsel and Secretary	2013	500,000	410,000	81,650	—	23,000	1,014,650
	2012	500,000	325,000	42,604	—	22,500	890,104
	2011	500,000	375,000	—	—	22,000	897,000

Douglas H. Miller Former Chairman and Chief Executive Officer	2013	941,505	—	1,754,973	—	4,023,000	6,719,478
	2012	1,000,000	400,000	85,200	—	125,500	1,610,700
	2011	1,000,000	500,000	—	—	97,000	1,597,000

Stephen F. Smith Former Vice Chairman, President and Chief Financial Officer	2013	312,500	—	122,563	—	247,357	682,420
	2012	750,000	300,000	63,898	—	22,500	1,136,398
	2011	750,000	375,000	—	—	22,000	1,147,000

Mark E. Wilson Former Vice President, Chief Accounting Officer and Controller	2013	313,676	175,000	30,160	—	40,769	559,605
	2012	385,000	247,500	29,720	—	22,500	684,720
	2011	350,000	262,500	—	—	22,000	634,500

(1)	The amount shown in this column for each Named Executive Officer, if any, is identical to the amount set forth in the corresponding column in the “Summary Compensation Table” above.

(2)	This column represents the value, as of the applicable vesting date, of the restricted stock awards that vested during the applicable fiscal year, calculated by multiplying the number of shares of restricted stock vested by the closing price on the vesting date.

(3)	This column represents the aggregate value of all stock options that were exercised during the applicable fiscal year. The value of exercised stock options is calculated by multiplying the number of options exercised by the difference between the exercise price and the closing price of our common stock on the exercise date.

Equity Incentive Awards

The following table sets forth information regarding the plan-based awards under the Incentive Plan granted to each Named Executive Officer during the fiscal year ended December 31, 2013:

2013 FISCAL YEAR GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Harold L. Hickey	8/13/2013	—	—	—	—	—	—	97,600	(2)	—		—	621,224
	8/13/2013	—	—	—	—	—	—	—		204,900	(3)	7.68	752,905

Mark F. Mulhern	4/1/2013	—	—	—	—	—	—	100,000	(4)	—		—	694,000
	4/1/2013	—	—	—	—	—	—	—		200,000	(5)	6.94	633,640
	8/13/2013	—	—	—	—	—	—	73,200	(2)				465,918
	8/13/2013	—	—	—	—	—	—	—		153,700	(3)	7.68	564,771

William L. Boeing	8/13/2013	—	—	—	—	—	—	48,800	(2)	—		—	310,612
	8/13/2013	—	—	—	—	—	—	—		102,500	(3)	7.68	376,636

Douglas H. Miller	8/13/2013	—	—	—	—	—	—	203,400	(2)(6)	—		—	1,294,641
	8/13/2013	—	—	—	—	—	—	—		426,900	(3)	7.68	1,568,644

Stephen F. Smith	—	—	—	—	—	—	—	—		—		—	—

Mark E. Wilson	8/13/2013	—	—	—	—	—	—	37,600	(7)	—		—	239,324
	8/13/2013	—	—	—	—	—	—	—		78,900	(3)	7.68	289,918

(1)	Represents the grant date fair value of the awards computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 11. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2014.

(2)	Represents shares of restricted common stock issued to the Named Executive Officer in two separate restricted stock award agreements, each of which is dated as of August 13, 2013 and is subject to a performance vesting schedule based upon the Attainment Date. The shares of restricted stock vest as follows: (i) if the Attainment Date occurs on or before the first anniversary of the grant date, 50% of the shares vest on the first anniversary of the grant date and the remaining 50% vest on the second anniversary of the grant date; (ii) if the Attainment Date occurs after the first anniversary of the grant date but before the second anniversary of the grant date, 50% of the shares vest on the Attainment Date and the remaining 50% vest on the second anniversary of the grant date; (iii) if the Attainment Date occurs after the second anniversary of the grant date but before the fifth anniversary of the grant date, 100% of the shares vest on the Attainment Date, in each case, provided the applicable Named Executive Officer is employed by or providing services to the Company or a subsidiary on such date. These shares of restricted stock are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the applicable restricted stock award agreements and are subject to accelerated vesting upon a change in control, death or permanent disability.

(3)	This option vests in four equal annual installments beginning August 13, 2013.

(4)	Represents shares of restricted common stock issued to Mr. Mulhern pursuant to the Incentive Plan and a restricted stock award agreement dated as of April 1, 2013 between the Company and Mr. Mulhern. One-third of these shares of restricted stock vests annually beginning April 1, 2014. These shares of restricted stock are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted stock award agreement.

(5)	This option vests in four equal annual installments beginning on April 1, 2013.

(6)	Represents shares of restricted common stock issued to Mr. Miller pursuant to the Incentive Plan and the two restricted stock award agreements, each of which is dated as of August 13, 2013. In connection with Mr. Miller’s resignation, these shares were forfeited on November 20, 2013 pursuant to the terms of the related restricted stock award agreements.

(7)	Represents shares of restricted common stock issued to Mr. Wilson pursuant to the Incentive Plan and the two restricted stock award agreements, each of which is dated as of August 13, 2013. In connection with Mr. Wilson’s resignation, these shares were forfeited on October 23, 2013 pursuant to the terms of the related restricted stock award agreements.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Incentive Plan” for a discussion of grants of plan-based awards made to our Named Executive Officers in 2013.

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2013. Messrs. Miller and Wilson have been omitted from the following table since they did not hold any unvested equity awards as of December 31, 2013.

2013 FISCAL YEAR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harold L. Hickey	10/5/2005	166,700	—	—	7.50	10/4/2015	—		—	—	—
	12/1/2006	30,000	—	—	14.62	11/30/2016	—		—	—	—
	12/4/2007	35,000	—	—	13.72	12/3/2017	—		—	—	—
	12/11/2008	35,000	—	—	7.88	12/10/2018	—		—	—	—
	12/1/2009	35,000	—	—	17.60	11/30/2019	—		—	—	—
	12/7/2010	43,800	—	—	18.50	12/6/2020	—		—	—	—
	8/15/2011	—	—	—	—	—	5,166	(3)	27,431	—	—
	11/21/2011	—	—	—	—	—	120,218	(4)	638,358	—	—
	12/13/2012	—	—	—	—	—	13,866	(5)	73,628	—	—
	8/13/2013	51,225	153,675	—	7.68	8/12/2023	—		—	—	—
	8/13/2013	—	—	—	—	—	97,600	(6)	518,256	—	—

Mark F. Mulhern	2/1/2010	65,000	—	—	18.38	1/31/2020	—		—	—	—
	11/5/2010	5,000	—	—	18.34	11/4/2020	—		—	—	—
	11/4/2011	3,750	1,250	—	13.19	11/3/2021	—		—	—	—
	11/1/2012	2,500	2,500	—	8.51	10/31/2017	—		—	—	—
	4/1/2013	50,000	150,000	—	6.94	3/31/2023	—		—	—	—
	4/1/2013	—	—	—	—	—	100,000	(7)	531,000	—	—
	8/13/2013	38,425	115,275	—	7.68	8/12/2023	—		—	—	—
	8/13/2013	—	—	—	—	—	73,200	(6)	388,692	—	—

William L. Boeing	4/5/2006	500,000	—	—	12.36	4/4/2016	—		—	—	—
	12/1/2006	26,200	—	—	14.62	11/30/2016	—		—	—	—
	12/4/2007	40,000	—	—	13.72	12/3/2017	—		—	—	—
	12/11/2008	40,000	—	—	7.88	12/10/2018	—		—	—	—
	12/1/2009	40,000	—	—	17.60	11/30/2019	—		—	—	—
	12/7/2010	48,700	—	—	18.50	12/6/2020	—		—	—	—
	8/15/2011	—	—	—	—	—	5,733	(3)	30,442	—	—
	11/21/2011	—	—	—	—	—	132,741	(4)	704,855	—	—
	12/13/2012	—	—	—	—	—	15,400	(5)	81,774	—	—
	8/13/2013	25,625	76,875	—	7.68	8/12/2023	—		—	—	—
	8/13/2013	—	—	—	—	—	48,800	(6)	259,128	—	—

Stephen F. Smith(8)	10/5/2005	383,300	—	—	7.50	10/4/2015	—		—	—	—
	12/1/2006	40,000	—	—	14.62	11/30/2016	—		—	—	—
	12/4/2007	60,000	—	—	13.72	12/3/2017	—		—	—	—
	12/11/2008	60,000	—	—	7.88	12/10/2018	—		—	—	—
	12/1/2009	60,000	—	—	17.60	11/30/2019	—		—	—	—
	12/7/2010	73,000	—	—	18.50	12/6/2020	—		—	—	—
	8/15/2011	—	—	—	—	—	8,600	(3)	45,666	—	—
	11/21/2011	—	—	—	—	—	199,529	(4)	1,059,499	—	—
	12/13/2012	—	—	—	—	—	23,133	(5)	122,836	—	—

(1)	Pursuant to the terms of the stock option agreements that we entered into with our Named Executive Officers, these options are vested as to 25% of the shares subject to the option on the date of grant and vest an additional 25% on each of the next three anniversaries of the date of grant provided that the holder of the option remains employed with us on that date. These options become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

(2)	Market value is based on $5.31 per share closing price of our Common Stock as reported on the NYSE as of December 31, 2013.

(3)	Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on August 15, 2011, these awards vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014, provided that the holder of the restricted stock award remains employed with us on that date. These shares become fully vested and exercisable, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us.

(4)

Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on November 21, 2011, these awards vest over a five year period with 60% of these shares vesting on the third anniversary of the grant date, 20% of these shares vesting on the fourth anniversary of the grant date and 20% of these shares vesting on the fifth anniversary of the grant date, provided that the holder of the restricted stock award remains employed with us on that date. These shares become fully vested and exercisable, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us.

(5)	Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on December 13, 2012, these awards vest in equal proportions over three years with one-third vesting on December 13, 2013, one-third vesting on December 13, 2014 and one-third vesting on December 13, 2015, provided that the holder of the restricted stock award remains employed with us on that date. These shares become fully vested and exercisable, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us.

(6)	Represents shares of restricted common stock issued to the Named Executive Officer in two separate restricted stock award agreements, each of which is dated as of August 13, 2013 and is subject to a performance vesting schedule based upon the Attainment Date. The shares of restricted stock vest as follows: (i) if the Attainment Date occurs on or before the first anniversary of the grant date, 50% of the shares vest on the first anniversary of the grant date and the remaining 50% vest on the second anniversary of the grant date; (ii) if the Attainment Date occurs after the first anniversary of the grant date but before the second anniversary of the grant date, 50% of the shares vest on the Attainment Date and the remaining 50% vest on the second anniversary of the grant date; (iii) if the Attainment Date occurs after the second anniversary of the grant date but before the fifth anniversary of the grant date, 100% of the shares vest on the Attainment Date, in each case, provided the applicable Named Executive Officer is employed by or providing services to the Company or a subsidiary on such date. These shares of restricted stock are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the applicable restricted stock award agreements and are subject to accelerated vesting upon a change in control, death or permanent disability.

(7)	Represents shares of restricted common stock issued to Mr. Mulhern pursuant to the Incentive Plan and a restricted stock award agreement dated as of April 1, 2013. One-third of these shares of restricted stock vests annually beginning April 1, 2014. These shares of restricted stock are subject to forfeiture and other restrictions as more fully set forth in the Incentive Plan and the restricted stock award agreement.

(8)	These stock options and restricted stock awards are subject to the Consulting Agreement which provides: (i) that any awards previously granted to Mr. Smith shall continue to vest as provided in the underlying award agreements, as amended by the Consulting Agreement, as long as Mr. Smith provides services under the Consulting Agreement, (ii) that to the extent any awards previously granted to Mr. Smith are options, the unvested portion of such options shall immediately become fully vested and exercisable upon the earlier of June 1, 2016 or the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event (as defined therein)) and the vested portion of such options shall remain exercisable until the earlier of (A) the last day of the term of the option (which term shall be extended to the same extent as the term may be extended by the Board of Directors or other governing body of the Company from time to time for other options that were granted on the same date to a group of participants), or (B) one year after the date the Consulting Agreement terminates as a result of an Award Termination Event, (iii) that to the extent any awards previously granted to Mr. Smith are restricted stock, the unvested portion of such restricted stock shall immediately become fully vested upon the earlier of (A) June 1, 2016 or (B) the date the Consulting Agreement terminates for any reason (other than as a result of an Award Termination Event).

Option Exercises And Stock Vested During 2013

None of our Named Executive Officers exercised any stock options during 2013. The following table summarizes the vesting of restricted stock awards for each of our Named Executive Officer during the fiscal year ended December 31, 2013.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harold L. Hickey President and Chief Operating Officer	—	—	5,167 6,934	(1) (2)	38,959 34,601	(4) (5)

Mark F. Mulhern Executive Vice President and Chief Financial Officer	—	—	—		—

William L. Boeing Vice President, General Counsel and Secretary	—	—	5,733 7,700	(1) (2)	43,227 38,423	(4) (5)

Douglas H. Miller Former Chairman and Chief Executive Officer	—	—	11,467 323,983	(1) (3)	86,461 1,668,512	(4) (6)

Stephen F. Smith Former Vice Chairman, President and Chief Financial Officer	—	—	8,600 11,567	(1) (2)	64,844 57,719	(4) (5)

Mark E. Wilson Former Vice President, Chief Accounting Officer and Controller	—	—	4,000	(1)	30,160	(4)

(1)	Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on August 15, 2011, these awards vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014, provided that the holder of the restricted stock award remains employed with us on that date.

(2)	Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on December 13, 2012, these awards vest in equal proportions over three years with one-third vesting on December 13, 2013, one-third vesting on December 13, 2014 and one-third vesting on December 13, 2015, provided that the holder of the restricted stock award remains employed with us on that date.

(3)	Pursuant to the terms of the Settlement Agreement, these awards were accelerated in connection with Mr. Miller’s resignation to become immediately vested as of November 20, 2013.

(4)	Market value is based on $7.54 per share closing price of our Common Stock as reported on the NYSE as of August 15, 2013.

(5)	Market value is based on $4.99 per share closing price of our Common Stock as reported on the NYSE as of December 13, 2013.

(6)	Market value is based on $5.15 per share closing price of our Common Stock as reported on the NYSE as of November 20, 2013.

Pension Benefits

We do not provide any pension benefits for our Named Executive Officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide any nonqualified defined contribution or other deferred compensation plans for our Named Executive Officers.

Potential Payments Upon Termination or Change of Control

Fourth Amended and Restated EXCO Resources, Inc. Severance Plan

On March 16, 2011, the compensation committee of the Board of Directors adopted the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan, or the Severance Plan, which amended, restated and replaced the Company’s prior severance plan. Among other things, the Severance Plan amended the prior severance plan to: (i) increase the amount of severance pay for eligible employees from one times their base pay to 1.25 times their base pay, (ii) extend the protection period following a change of control for eligible employees from six months to twelve months, and (iii) limit the circumstances in which an eligible employee can terminate for “good reason” to a material reduction in base pay or a forced relocation. The Severance Plan provides for the payment of severance in the event the employee’s employment was terminated or there was an adverse change in the employee’s job or compensation, as more specifically described in the Severance Plan, within twelve months following a change of control of EXCO. The Severance Plan is administered by our compensation committee, which has the sole discretion to determine whether an employee’s termination of employment is eligible for payment of severance. All of our regular, full-time employees are eligible to participate in and receive benefits under the Severance Plan.

A change of control is defined under the Severance Plan as the occurrence of any of the following: (i) we are merged or consolidated into or with another entity, and as a result less than a majority of the combined voting power of the surviving entity is held by the holders of our voting stock prior to the merger; (ii) we sell or otherwise transfer all or substantially all of our assets to any person or entity if less than a majority of the combined voting power of such person or entity immediately after such sale or transfer is held by the holders of our voting stock prior to such sale or transfer; (iii) any person is or becomes the beneficial owner, directly or indirectly, of more than 50% of our total voting power; (iv) individuals who on the effective date of the Severance Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by the Board of Directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of us. The definition of “change of control” specifically excludes an event in which any subsidiary of EXCO is spun off by means of a rights offering to EXCO’s shareholders or an underwritten public offering, or any combination thereof, even where less than a majority of the voting equity ownership is retained by EXCO.

Severance payment will be made only if the employee fully executes a release form with the plan administrator, to release and forever discharge us from any and all liability which the employee may have against us as a result of employment with or subsequent termination from us. Severance payment is equal to 1.25 times an employee’s base salary to be paid in cash in a lump sum 60 days following termination of employment, provided that we have timely received an executed release form.

Severance Arrangements with our Former Chief Executive Officer

Mr. Miller resigned as chairman and chief executive officer effective November 20, 2013. Pursuant to the Settlement Agreement, we paid Mr. Miller a lump sum of $4.0 million on November 29, 2013 and agreed to pay $1.0 million on December 31, 2014. In addition, we paid all accrued but unpaid salary through November 20, 2013 and accelerated an aggregate of 323,983 shares of unvested restricted stock to become fully vested as of November 20, 2013; provided, that Mr. Miller is prohibited from selling, pledging or otherwise transferring such shares of restricted stock until April 15, 2014. In addition, we agreed to provide health care benefits coverage for Mr. Miller and his dependents through May 31, 2015.

Potential Payments

The following table shows, as of December 31, 2013, potential payments to our Named Executive Officers (including Mr. Smith) for various scenarios involving a change of control, death or disability, using, where applicable, the closing price of our Common Stock of $5.31 as reported on the NYSE as of December 31, 2013.

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Harold L. Hickey
Severance(2)	$—	$937,500	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,257,685	1,257,685	1,257,685	1,257,685	1,257,685

Total	$1,257,685	$2,195,185	$1,257,685	$1,257,685	$1,257,685

Mark F. Mulhern
Severance(2)	$—	$937,500	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	919,692	919,692	919,692	919,692	919,692

Total	$919,692	$1,857,192	$919,692	$919,692	$919,692

William L. Boeing
Severance(2)	$—	$625,000	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,076,199	1,076,199	1,076,199	1,076,199	1,076,199

Total	$1,076,199	$1,701,199	$1,076,199	$1,076,199	$1,076,199

Stephen F. Smith
Severance(2)	$—	$—	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,228,001	1,228,001	1,228,001	1,228,001	1,228,001

Total	$1,228,001	$1,228,001	$1,228,001	$1,228,001	$1,228,001

(1)	The officer shall not be eligible to receive a severance payment if either (i) he receives a comparable offer of employment from any other operation of EXCO or any of its affiliate organizations, regardless of whether he accepts such offer or (ii) he receives and accepts a transfer of employment to any other operation of EXCO or any of its affiliate organizations.

(2)	Represents a payment equal to 1.25 times officer’s annual base salary pursuant to our Severance Plan.

(3)	Excludes stock options that are currently exercisable. The exercise price of all unvested stock option awards exceeded the $5.31 closing price of our Common Stock as reported on the NYSE on December 31, 2013. Pursuant to the terms of each stock option award, all options become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.

(4)	Pursuant to the terms of each restricted stock award agreement, all shares of restricted stock become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, the compensation committee was comprised of Messrs. Stillwell (chair), Benjamin, Ford, Mitchell (beginning on September 10, 2013), Mulhern (until his resignation on February 28, 2013), Ross and Serota.

During the fiscal year ended December 31, 2013, no member of our compensation committee was or had been an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2013 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,711,743	$12.69	21,118,292
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	11,711,743	$12.69	21,118,292

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely met.

Transactions with Related Persons

Corporate use of personal aircraft

During 2013, we periodically chartered, for company business, jet aircraft from DHM Aviation, a company owned by Mr. Miller, our former chairman and chief executive officer. The Board of Directors adopted a written policy covering the use of chartered aircraft. The Company believes that prudent use of a chartered private airplane by our senior management while on company business can promote efficient use of management time. Such usage can allow for unfettered, confidential communications among management during the course of the flight and minimize airport commuting and waiting time, thereby promoting maximum use of management time for company business. However, we restrict the use of the aircraft to priority company business being conducted by senior management in a manner that we believe is cost effective for us and our shareholders. As a result, EXCO’s use of the aircraft is restricted to travel that is integrally and directly related to performing senior management’s jobs. Such use must be approved in advance by certain members of our senior management. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. We maintain a detailed written log of such usage specifying the company personnel (and others, if any) that fly on the aircraft, the travel dates and destination(s), and the company business being conducted. In addition, the log contains a detail of all charges paid or reimbursed by us with supporting written documentation.

In the event that an aircraft is chartered for a mixture of company business and personal use, all charges will be reasonably allocated between company reimbursed charges and charges to the person using the aircraft for personal use.

At least annually, and more frequently if requested by the audit committee, our Director of Internal Audit surveys fixed base operators and other charter operators to ascertain hourly flight rates and fuel surcharges for aircraft of comparable size and equipment in relation to the aircraft we charter from DHM Aviation. Based on the results of such survey, senior management recommends to the audit committee appropriate revisions, if any, to the charter rates and fuel surcharges. The audit committee then establishes hourly rates and fuel surcharges EXCO will pay for the use of the aircraft. The present hourly rate paid by EXCO for use of the aircraft is in line with market rates for similar aircraft. In addition, EXCO pays for customary out-of-pocket catering expenses, landing fees and excise taxes invoiced for a flight and any out-of-pocket expenses incurred by the pilots.

From January 1, 2013 through December 31, 2013, expenses incurred by EXCO payable directly to DHM Aviation or indirectly through an invoicing agent for use of its aircraft aggregated approximately $581,000. After the resignation of Mr. Miller on November 20, 2013, we ceased using DHM Aviation to charter jet aircraft for company business.

Relationship with Kyle Hickey

Kyle Hickey, the son of Harold L. Hickey, our president and chief operating officer, is one of our employees. From January 1, 2013 through March 31, 2014, compensation paid to Mr. Kyle Hickey (including the value of equity awards) totaled approximately $162,000.

Investment Agreements

We entered into two investment agreements (individually, the “Investment Agreement,” or, collectively, the “Investment Agreements”) in connection with the rights offering, each dated as of December 17, 2013, one with certain affiliates of WL Ross & Co. LLC (“WL Ross”) and one with Hamblin Watsa (together with WL Ross, the “Investors”) pursuant to which, subject to the terms and conditions thereof, each of them has severally agreed to subscribe for and purchase, in a private placement, its respective pro rata portion of shares under the basic subscription right and all shares of common stock that rights holders do not elect to purchase in the rights offering pursuant to the basic subscription right (the “Unsubscribed Shares”) under the over-subscription privilege, subject to availability and the pro rata allocation among rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering. For additional information concerning the Investment Agreements, please see the description in our Current Report on Form 8-K filed with the SEC on December 17, 2013, which description is incorporated by reference herein.

Rights Offering

On January 17, 2014, we issued 54,574,734 shares of our Common Stock pursuant to a rights offering and the transactions contemplated by the Investment Agreements for an aggregate subscription price of approximately $273 million. We issued approximately 19,599,973 and 6,726,712 shares of Common Stock to WLR IV Exco AIV One, L.P., WLR IV Exco AIV Two, L.P., WLR IV Exco AIV Three, L.P., WLR IV Exco AIV Four, L.P., WLR IV Exco AIV Five, L.P., WLR IV Exco AIV Six, L.P., WLR Select Co-Investment XCO AIV, L.P., WLR/GS Master Co-Investment XCO AIV, L.P. and WLR IV Parallel ESC, L.P. (collectively, the “WL Ross Purchasers”) and Advent Syndicate 780, Clearwater Insurance Company, Northbridge General Insurance Company, Odyssey Reinsurance Company, Clearwater Select Insurance Company, Riverstone Insurance Limited, Zenith Insurance Company and Fairfax Master Trust Fund (collectively, the “Hamblin Watsa Purchasers” and, together with the WL Ross Purchasers, the “Purchasers”), respectively, pursuant to the transactions contemplated by the Investment Agreements for aggregate subscription amounts of approximately $98.0 million and $33.6 million, respectively.

On January 17, 2014, in accordance with the terms of the Investment Agreements, we executed a Joinder Agreement to Registration Rights Agreement (the “WL Ross Joinder Agreement”) with the WL Ross Purchasers and a Joinder Agreement to Registration Rights Agreement with the Hamblin Watsa Purchasers, each dated as of January 17, 2014. The Joinder Agreements relate to the Company’s First Amended and Restated Registration Rights Agreement, dated December 30, 2005, by and among EXCO Holdings Inc. (our predecessor by merger) and the Initial Holders (as defined therein) (the “Registration Rights Agreement”). Pursuant to the Joinder Agreements, the Purchasers became “Holders” under the Registration Rights Agreement and shares owned by the Purchasers, including shares of Common Stock acquired under the Investment Agreements, became subject to the Registration Rights Agreement. The Registration Rights Agreement provides for, among other things, certain registration rights for shares of Common Stock that the Purchasers acquired pursuant to the Investment Agreements.

Audit Committee Review

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. Our Audit Committee Charter requires all transactions with related persons to be pre-approved by the Audit Committee.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 2)

Under Section 14A of the Exchange Act, our shareholders are allowed to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company, our Board of Directors or the compensation committee; however, the compensation committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation program as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the executive compensation proposal. This is a non-binding advisory vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Company’s independent registered public accounting firm for the year ended December 31, 2013 was KPMG LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The audit committee of the Company has selected the firm of KPMG LLP as the Company’s principal independent registered public accounting firm for the year ending December 31, 2014.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS

VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Fees

Aggregate fees for professional services provided to us by our principal accountant, KPMG LLP, for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
	(in thousands)
Audit Fees(a)	$2,065	$2,267
Audit-Related Fees(b)	22	168
Tax Fees(c)	108	103
All Other Fees(d)	200	—

Total	$2,395	$2,538

(a)	Fees for audit services include fees associated with the annual audit, the reviews of EXCO’s quarterly reports on Form 10-Q and Sarbanes-Oxley compliance test work.

(b)	Audit-related fees principally include costs incurred related to accounting consultations related to generally accepted accounting principles and the application of generally accepted accounting principles to proposed transactions.

(c)	Tax fees include tax compliance and tax planning.

(d)	All other fees principally include costs incurred related to audits under Section 3-05 of Regulation S-X associated with the Chesapeake Properties and the formation of the EXCO/HGI Partnership.

In considering the nature of the services provided by KPMG LLP, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with KPMG LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The audit committee has adopted a policy that requires advance approval of all audit services and non-audit services performed by the independent registered public accounting firm or other public accounting firms. Audit services approved by the audit committee within the scope of the engagement of the independent registered public accounting firm are deemed to have been pre-approved. The policy further provides that pre-approval of non-audit services by the independent registered public accounting firm will not be required if:

•

the aggregate amount of all such non-audit services provided by the independent registered public accounting firm to us does not constitute more than 5% of the total amount of revenues paid by us to the independent auditor during that fiscal year;

•	such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services; and

•	such non-audit services are promptly brought to the attention of the audit committee and approved by the audit committee prior to the completion of the audit.

The audit committee may delegate to one or more members of the audit committee the authority to grant pre-approval of non-audit services provided that such member or members reports any decision to the audit committee at its next scheduled meeting.

The audit committee pre-approved all of the aggregate audit fees, audit-related fees, tax fees and other fees set forth in the table above.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their judgment, unless directed by the proxy to do otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of the Record Date (unless otherwise specified) the number and percentage of shares of our Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors, each of our director nominees and each of our named executive officers and (iii) all of our directors, director nominees and executive officers as a group (including Mr. Burnett).

Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of shares of Common Stock beneficially owned by a person and the beneficial ownership percentage of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership of our Common Stock is based upon 272,778,176 shares of Common Stock outstanding as of the Record Date. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

Principal Shareholders

	Common Stock Beneficial Ownership
Beneficial owner	Shares	% of Class
Holders of more than 5%

WL Ross & Co. LLC(1) 1166 Avenue of the Americas New York, New York 10036	51,104,050	18.7%

Oaktree Capital Group Holdings GP, LLC(2) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071	45,251,182	16.6%

Fairfax Financial Holdings Limited(3) 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N712th Floor	17,538,912	6.4%

(1)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on January 17, 2014.

(2)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on January 15, 2014 and includes options to purchase an aggregate of 77,500 shares of our Common Stock held by Mr. Ford for the benefit of Oaktree as described below in note 7 to the beneficial ownership table for “Directors”.

(3)	Based solely on the information contained in the Schedule 13G filed with the SEC on January 21, 2014.

Executive Officers, Directors and Director Nominees

Beneficial owner	Shares(1)	Options exercisable within 60 days	Percentage of shares outstanding
Named Executive Officers
Harold L. Hickey(2)	932,976	396,725	*
Mark F. Mulhern (3)	425,200	214,675	*
William L. Boeing(4)	958,532	720,525	*
Directors and Director Nominees
Jeffrey D. Benjamin(5)	396,282	77,500	*
Earl E. Ellis(6)	565,594	77,500	*
B. James Ford(7)	77,500	77,500	*
Samuel A. Mitchell(8)	66,250	1,250	*
T. Boone Pickens, Jr.(9)	5,077,500	77,500	1.9%
Wilbur L. Ross, Jr.(10)	3,750	3,750	*
Jeffrey S. Serota(11)	77,500	77,500	*
Robert L. Stillwell(12)	169,486	77,500	*
All executive officers and directors as a group (12 persons)(13)	8,869,130	1,833,175	3.2%

(1)	Includes the options exercisable within 60 days of the Record Date shown in the options column.

(2)	Includes (i) 20,168 shares of our Common Stock held in a 401(k) account, (ii) 15,500 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014, (iii) 120,218 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016, (iv) 20,800 shares of restricted stock issued on December 13, 2012 that vest in equal proportions over three years with one-third vesting on December 13, 2013, one-third vesting on December 13, 2014 and one-third vesting on December 13, 2015 and (v) 97,600 shares of restricted stock issued on August 13, 2013. See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Restricted Stock Grants” for a discussion of the vesting provisions with respect to restricted stock issued in August 2013. Also includes the vested portion of (a) an option to purchase 166,700 shares of our Common Stock granted on October 5, 2005, all of which have vested, (b) an option to purchase 30,000 shares of our Common Stock granted on December 1, 2006, all of which have vested, (c) an option to purchase 35,000 shares of our Common Stock granted on December 4, 2007, all of which have vested, (d) an option to purchase 35,000 shares of our Common Stock granted on December 11, 2008, all of which have vested, (e) an option to purchase 35,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (f) an option to purchase 43,800 shares of our Common Stock granted on December 7, 2010, all of which have vested, and (g) an option to purchase 204,900 shares of our Common Stock granted on August 13, 2013, of which 51,225 have vested.

(3)

Includes (i) 100,000 shares of restricted stock issued on April 1, 2013 that vest in equal proportions over three years with one-third vesting on April 1, 2014, one-third vesting on April 1, 2015 and one-third vesting on April 1, 2016 and (ii) 73,200 shares of restricted stock issued on August 13, 2013. See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Restricted Stock Grants” for a discussion of the vesting with respect to restricted stock issued in August 2013. Also includes 9,220 shares of our Common Stock issued pursuant to the Director Plan to Mr. Mulhern in lieu of cash as compensation for his service on our Board of Directors and committees. Also includes the vested portion of (a) an option to purchase 65,000 shares of our Common Stock granted on February 1, 2010, all of which have vested, (b) an option to purchase 5,000 shares of our

Common Stock on November 5, 2010, all of which have vested, (c) an option to purchase 5,000 shares of our Common Stock granted on November 4, 2011, of which 3,750 have vested and (d) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested. These options were granted in connection with Mr. Mulhern’s appointment to and service on our Board of Directors. Also includes the vested portion of (x) an option to purchase 200,000 shares of our Common Stock on April 1, 2013, of which 100,000 have vested and (y) an option to purchase 153,700 shares of our Common Stock granted on August 13, 2013, of which 38,425 have vested.

(4)	Includes (i) 17,200 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014, (ii) 132,741 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016, (iii) 23,100 shares of restricted stock issued on December 13, 2012 that vest in equal proportions over three years with one-third vesting on December 13, 2013, one-third vesting on December 13, 2014 and one-third vesting on December 13, 2015 and (iv) 48,800 shares of restricted stock issued on August 13, 2013 . See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Restricted Stock Grants” for a discussion of the vesting provisions with respect to restricted stock issued in August 2013. Also includes the vested portion of (a) an option to purchase an option to purchase 500,000 shares of our Common Stock on April 5, 2006, all of which have vested, (b) an option to purchase 26,200 shares of our Common Stock on December 1, 2006, all of which have vested, (c) an option to purchase 40,000 shares of our Common Stock on December 4, 2007, all of which have vested, (d) an option to purchase 40,000 shares of our Common Stock granted on December 11, 2008, all of which have vested, (e) an option to purchase 40,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (f) an option to purchase 48,700 shares of our Common Stock granted on December 7, 2010, all of which have vested, and (g) an option to purchase 102,500 shares of our Common Stock granted on August 13, 2013, of which 25,625 have vested.

(5)	Includes the right to acquire 56,779 shares of our Common Stock pursuant to the Director Plan granted to Mr. Benjamin as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vest immediately and are to be settled in our Common Stock upon the earlier to occur of (i) as soon as administratively feasible after the date on which Mr. Benjamin incurs a “Termination of Service” under the Director Plan and (ii) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan. Also includes the vested portion of (a) an option to purchase 50,000 shares of our Common Stock granted on October 5, 2005, all of which have vested, (b) an option to purchase 15,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (c) an option to purchase 5,000 shares of our Common Stock granted on November 5, 2010, all of which have vested, (d) an option to purchase 5,000 shares of our Common Stock granted on November 4, 2011, of which 3,750 have vested, (e) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested and (f) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2013, of which 1,250 have vested. These options were granted in connection with Mr. Benjamin’s appointment to and service on our Board of Directors.

(6)	Includes 25,067 shares of our Common Stock issued pursuant to the Director Plan to Mr. Ellis in lieu of cash compensation for his service on our Board of Directors and committees. See “—Director Compensation” for a discussion of the Director Plan.

(7)

These shares represent the vested portion of (i) an option to purchase 50,000 shares of our Common Stock issued to Mr. Ford, a Managing Director of Oaktree, as an initial grant upon becoming one of our directors in December 2007, all of which have vested, (ii) an option to purchase 15,000 shares of our Common Stock issued to Mr. Ford on December 1, 2009, all of which have vested, (iii) an option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on November 5, 2010, all of which have vested (iv) an option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on November 4, 2011, of which 3,750 have vested, (v) an option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on

November 1, 2012, of which 2,500 have vested and (vi) an option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on November 1, 2013, of which 1,250 have vested. These stock options are held directly by Mr. Ford for the benefit of Oaktree. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options on behalf of and for the sole benefit of Oaktree and has assigned all economic, pecuniary and voting rights to Oaktree. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. Amounts reported for Mr. Ford do not include the shares of our Common Stock referred to in note 1 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Ford disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(8)	Mr. Mitchell serves as a managing director and a member of the investment committee of Hamblin Watsa, which manages the investment portfolios of Fairfax Financial. Amounts reported do not include the shares of our Common Stock held by Fairfax Financial. Mr. Mitchell expressly disclaims beneficial ownership of our shares of Common Stock that are held by Fairfax Financial. Mr. Mitchell was granted an option to purchase 5,000 shares our Common Stock on November 1, 2013, of which 1,250 have vested.

(9)	Includes the vested portion of (a) an option to purchase 50,000 shares of our Common Stock granted on October 5, 2005, all of which have vested, (b) an option to purchase 15,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (c) an option to purchase 5,000 shares of our Common Stock granted on November 5, 2010, all of which have vested, (d) an option to purchase 5,000 shares of our Common Stock granted on November 4, 2011, of which 3,750 have vested, (e) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested and (f) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2013, of which 1,250 have vested. These options were granted in connection with Mr. Pickens’ appointment to and service on our Board of Directors. Also includes 5,000,000 shares of Common Stock held in an account with a bank and pledged as collateral security for the repayment of debit balances, if any, in such account.

(10)	Includes the vested portion of (a) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested and (b) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2013, of which 1,250 have vested. Amounts reported for Mr. Ross do not include the shares of our Common Stock referred to in note 1 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Ross disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(11)	Includes the vested portion of (a) an option to acquire 50,000 shares of our Common Stock granted on March 30, 2007, all of which have vested, (b) an option to purchase 15,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (c) an option to purchase 5,000 shares of our Common Stock granted on November 5, 2010, all of which have vested, (d) an option to purchase 5,000 shares of our Common Stock granted on November 4, 2011, of which 3,750 have vested, (e) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested and (f) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2013, of which 1,250 have vested. These options were granted in connection with Mr. Serota’s appointment to and service on our Board of Directors. Pursuant to an arrangement between Ares and Mr. Serota, Mr. Serota has assigned all economic, pecuniary and voting rights with respect to the stock options that vested on or before December 31, 2013 to Ares while the unvested portion of such stock options that are scheduled to vest in 2014, 2015 and 2016 were not assigned to Ares and are owned solely by Mr. Serota. Mr. Serota expressly disclaims beneficial ownership of the stock options he holds for the benefit of Ares.

(12)

Includes 10,000 shares held by Mr. Stillwell’s spouse and the right to acquire 5,286 shares of our Common Stock pursuant to the Director Plan granted to Mr. Stillwell as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vested immediately and are to be settled in our Common Stock upon the earlier to occur of (i) as soon as administratively feasible after the date on which Mr. Stillwell incurs a “Termination of Service” under the Director Plan and (ii) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan. Also includes the vested portion of (a) an option to purchase 50,000 shares of our Common Stock granted on October 5, 2005, all of which have vested, (b) an option to purchase 15,000 shares of our Common Stock granted on December 1, 2009, all of which have vested, (c) an option to purchase 5,000 shares of our Common Stock granted on November 5, 2010, all of which have vested, (d) an option to purchase 5,000 shares of our Common Stock granted on November 4, 2011, of which 3,750 have vested, (e) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2012, of which 2,500 have vested and (f) an option to purchase 5,000 shares of our Common Stock granted on November 1, 2013, of which 1,250 have vested. These options were granted in connection with Mr. Stillwell’s appointment to and service on our Board of Directors.

(13)	Includes the following awards to Richard A. Burnett, our chief accounting officer (i) 85,000 shares of restricted stock issued on December 2, 2013 that vest in equal proportions over three years with one-third vesting on December 2, 2014, one-third vesting on December 2, 2015 and one-third vesting on December 2, 2016, (ii) an option to purchase 125,000 shares of our Common Stock granted on December 2, 2013, of which 31,250 have vested and (iii) 2,310 shares Mr. Burnett purchased in open market transactions and in our rights offering. Also reflects the information in notes (1) through (12) above.

*	Less than 1%.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before December 9, 2014, or, if the Company holds its next annual meeting on a date that is more than 30 days from the anniversary of the Annual Meeting, a reasonable time before the Company begins to print and send its proxy materials, for inclusion in the Company’s proxy statement relating to that meeting. Shareholders wishing to submit proposals to be presented directly at the 2015 annual meeting of shareholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with an annual meeting, a shareholder proposal or nomination must be received by the Company at its principal executive offices not before January 22, 2015 or after February 21, 2015, except that if the date of the annual meeting is more than 30 days before or 60 days after the one year anniversary of the Annual Meeting, such proposal or nomination must be received on or before whichever of the following occurs later: (i) 70 calendar days before the annual meeting or (ii) the close of business on the 7th day following the earlier of the date on which notice of the annual meeting is first mailed or public announcement of the date of the annual meeting is first made.

ANNUAL REPORT

Our Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2013 accompanies the mailing of this proxy statement.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 7, 2014

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ¶ ¶ ¶ EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 21, 2014.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  ▲

PROXY	Please mark your votes like this	X

1.	Proposal to elect 01 Jeffrey D. Benjamin, 02 B. James Ford, 03 Samuel A. Mitchell, 04 T. Boone Pickens, 05 Wilbur L. Ross, Jr., 06 Jeffrey S. Serota, and 07 Robert L. Stillwell, as directors to the Board of Directors, each for a one-year term.	FOR all nominees listed to the left (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	2.	Advisory vote to approve executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
						FOR	AGAINST	ABSTAIN
				3.	Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐
	(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below)			The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

                COMPANY ID:

                PROXY NUMBER:

                ACCOUNT NUMBER:

Signature	Signature	Date , 2014.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William L. Boeing, W. Justin Clarke, Harold L. Hickey and Mark F. Mulhern, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock, par value $0.001 per share, of EXCO Resources, Inc. held of record by the undersigned on April 1, 2014 at the annual meeting of shareholders to be held at 10:00 a.m. local time on May 22, 2014 at the Westin Galleria Dallas, Fort Worth Ballroom 1, 13340 Dallas Parkway, Dallas, Texas 75240 or any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2, and 3.

The Board of Directors recommends that the shareholders vote “FOR” Proposals 1, 2, and 3. Please review carefully the proxy statement delivered with this proxy.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the other side)